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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Jagged Peak Energy Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2019

To the Stockholders of Jagged Peak Energy Inc.:

        Notice is hereby given that the annual meeting (the "Annual Meeting") of stockholders of Jagged Peak Energy Inc. (the "Company") will be held on May 7, 2019 at 8:00 a.m. Central Time at the offices of Vinson & Elkins LLP, located at 1001 Fannin Street, Suite 2500, Houston, Texas 77002. The Annual Meeting is being held for the following purposes:

  1.
  To elect the three nominees named in the accompanying Proxy Statement as Class II Directors of the Company, each for a term of three years;

  2.
  To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers;

  3.
  To approve, on a non-binding advisory basis, the frequency (every one, two, or three years) of future advisory votes on the compensation of the Company's named executive officers; and

  4.
  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        The Board of Directors has fixed the close of business on April 1, 2019 as the record date for determining the stockholders that have the right to receive notice of, attend, and vote at the Annual Meeting or any adjournment or postponement thereof. The Annual Meeting will begin promptly at 8:00 a.m. Central Time. Check-in will begin at 7:30 a.m. Central Time and you should allow ample time for the check-in procedures.

        Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet or via a toll-free telephone number or by submitting your proxy or voting instruction card for the Annual Meeting by completing, signing, dating, and returning your proxy or voting instruction card in the pre-addressed envelope provided.

        This Notice of Annual Meeting of Stockholders and Proxy Statement and form of proxy are being distributed and made available on or about April 10, 2019.

By Order of the Board of Directors

Very truly yours,

Charles D. Davidson
 Chairman of the Board
April 10, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE ANNUAL MEETING
TO BE HELD ON MAY 7, 2019

        The Proxy Statement and Jagged Peak Energy Inc.'s Annual Report on Form 10-K are available electronically at www.edocumentview.com/JAG.

JAGGED PEAK ENERGY INC.
1401 Lawrence St., Suite 1800
Denver, Colorado 80202

PROXY STATEMENT
2019 ANNUAL MEETING OF STOCKHOLDERS

        These proxy materials are being furnished to you by the Board of Directors (the "Board") of Jagged Peak Energy Inc., a Delaware corporation ("we," "us," "our," "Jagged Peak," the "Company" or similar terms), in connection with its solicitation of proxies for Jagged Peak's Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 7, 2019, at 8:00 a.m. Central Time at the offices of Vinson & Elkins LLP, located at 1001 Fannin Street, Suite 2500, Houston, Texas 77002. The Annual Meeting is being held for the purposes summarized in the accompanying Notice of Annual Meeting of Stockholders.

        This Proxy Statement and the enclosed proxy card are expected to be first sent to our stockholders on or about April 10, 2019. The proxy materials are also available at www.edocumentview.com/JAG.

 COMPANY BACKGROUND

        The Company is a Delaware corporation formed on September 20, 2016. The Company was formed pursuant to a corporate reorganization whereby our predecessor, Jagged Peak Energy LLC, became a wholly owned subsidiary of the Company in connection with the Company's initial public offering (the "IPO"). The IPO closed on February 1, 2017. The Company had no prior operating activities. Our predecessor, Jagged Peak Energy LLC was formed in 2013 to engage in the acquisition, development, exploration, and exploitation of oil and natural gas reserves in the Permian Basin.

        The corporate reorganization that was completed in connection with the closing of the IPO provided a mechanism by which the shares of our common stock were to be allocated amongst the owners of the predecessor, including the holders of our management incentive units.

Commonly Used Defined Terms

        As used in this Proxy Statement, unless the context indicates or otherwise requires, the terms listed below have the following meanings:

  •
  "Quantum" refers, as applicable, to Quantum Energy Partners and its affiliates, including Q-Jagged Peak Energy Investment Partners, LLC.

  •
  "Management Members" refers, collectively, to our current and former officers and employees who owned equity interests in Jagged Peak Energy LLC.

  •
  "Management Holdco" refers to JPE Management Holdings LLC, a Delaware limited liability company.

  •
  "Predecessor" refers to Jagged Peak Energy LLC, our predecessor prior to the IPO and current wholly owned operating subsidiary.

QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING

Why am I receiving these proxy materials?

        The Board is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held on May 7, 2019 at 8:00 a.m. Central Time at the offices of Vinson & Elkins LLP, located at 1001 Fannin Street, Suite 2500, Houston, Texas 77002. The Annual Meeting is being held for the purposes of considering and acting upon the matters set forth in this Proxy Statement.

What is the purpose of the meeting?

        The purpose of the meeting is to vote on the following matters:

  1.
  To elect the three nominees named in this Proxy Statement as Class II Directors of the Company, each for a term of three years;

  2.
  To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers;

  3.
  To approve, on a non-binding advisory basis, the frequency (every one, two, or three years) of future advisory votes on the compensation of the Company's named executive officers; and

  4.
  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        Please note that we will not be seeking a ratification of our independent registered accounting firm at this Annual Meeting as more fully discussed in the "Independent Registered Accounting Firm and Audit Fees" section below.

What are the Board's recommendations?

        The Board recommends that you vote:

  •
  "FOR" each of the director nominees (Proposal 1);

  •
  "FOR" the approval, on a non-binding advisory basis, of the compensation of the Company's named executive officers (Proposal 2); and

  •
  "FOR" the approval, on a non-binding advisory basis, of a vote on executive compensation "EVERY ONE YEAR" (Proposal 3).

        If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

Am I entitled to vote on the matters being considered and acted upon at the Annual Meeting?

        Stockholders of record on April 1, 2019, the record date for the Annual Meeting, are entitled to receive notice of and to vote on the matters being considered and acted upon at the meeting. As of the close of business on April 1, 2019, there were 213,354,886 outstanding shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.

Can I attend the Annual Meeting?

        Only stockholders of record on April 1, 2019 are entitled to participate in the Annual Meeting. For safety and security reasons, no cameras, audio or video recording equipment, large bags, briefcases, packages, or other items deemed unnecessary in the Company's discretion will be permitted at the

Annual Meeting. In addition, each stockholder, proxy holder, and guest of the Company may be asked to present valid, government-issued picture identification, such as a driver's license, before being admitted to the Annual Meeting.

        If your shares are held in the name of your broker, bank, or other nominee, you must bring to the Annual Meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 1, 2019, the record date for receiving notice of, attending, and voting at the Annual Meeting.

        The meeting will begin promptly at 8:00 a.m. Central Time at the offices of Vinson & Elkins LLP, located at 1001 Fannin Street, Suite 2500, Houston, Texas 77002. Check-in will begin at 7:30 a.m. Central Time and you should allow ample time for the check-in procedures.

What is the difference between holding shares as a "stockholder of record" and holding shares as a "beneficial owner" (or in "street name")?

        Most stockholders are considered "beneficial owners" of their shares (sometimes also referred to as shares held in "street name"), which means that they hold their shares through a broker, bank, or other nominee rather than directly in their own name. If you are considered the "beneficial owner" of shares held in "street name," the proxy materials are being forwarded to you by your broker, bank, or nominee. As a beneficial owner, you have the right to direct your broker, bank, or nominee as to how to vote your shares if you follow the instructions you receive from that firm. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during our Annual Meeting; instead a beneficial holder must instruct their bank, broker, or other nominee in advance of the meeting.

        If your shares are registered directly in your name with our transfer agent, you are considered the "stockholder of record" with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us by submitting your vote by telephone, via the Internet, by mail, or during the Annual Meeting.

What is a "broker non-vote"?

        If you are a beneficial owner of your shares, you will receive material from your broker, bank, or other nominee asking how you want to vote and informing you of the procedures to follow in order for you to vote your shares. If the nominee does not receive voting instructions from you, it may vote only on proposals that are considered "routine" matters under applicable rules. A nominee's inability to vote because it lacks discretionary authority to do so is commonly referred to as a "broker non-vote." For a description of the effect of broker non-votes on each proposal to be made at the Annual Meeting, see "What vote is required to approve each proposal?" below.

How do proxies work?

        The Board is asking for your proxy. Giving the Board your proxy means that you authorize our representatives to vote your shares at the Annual Meeting in the manner you direct. We will vote your shares as you specify. You may vote for, or withhold your vote from, one or more of the three Class II Director nominees. You may vote for, against, or abstain from voting on the approval, on a non-binding advisory basis, of the compensation of the Company's named executive officers. You may vote, on a non-binding advisory basis, for future advisory votes on the compensation of the Company's named executive officers to occur every three years, every two years, or every one year, or you may abstain from voting on the frequency of future advisory votes on the compensation of the Company's named executive officers.

        The manner in which your shares may be voted depends on how your shares are held. If you are the stockholder of record, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization by voting via the Internet, by telephone, or (if you have received paper copies of our proxy materials) by returning a proxy card. In these circumstances, if you do not vote by proxy or in person at the Annual Meeting, your shares will not be voted. If you hold shares through a broker, bank, or other nominee, you will receive material from that institution asking how you want to vote and instructing you of the procedures to follow in order for you to vote your shares. In these circumstances, if you do not provide voting instructions, the institution cannot vote your shares on any matters being considered at the Annual Meeting.

What are my voting rights as a stockholder?

        Stockholders are entitled to one vote for each share of our common stock that they own as of the record date.

Can I revoke or change my vote?

        If you are a stockholder of record, you may revoke your proxy before it is voted by:

  •
  Signing and returning a new proxy card with a later date, to be received no later than May 6, 2019;

  •
  Notifying Jagged Peak's Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

  •
  Appearing at the meeting, notifying the inspector of the election that you wish to revoke your proxy, and voting in person at the Annual Meeting. Merely attending the meeting will not result in revocation of your proxy.

        If you are a beneficial owner of your shares, you must contact the bank, broker, or other nominee holding your shares and follow their instructions for revoking or changing your vote.

What constitutes a quorum?

        Stockholders representing a majority of the voting power entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on April 1, 2019, the record date for the meeting, there were 213,354,886 shares of our common stock outstanding.

What vote is required to approve each proposal?

        Proposal No. 1—Election of Directors.    Each director will be elected by the vote of the plurality of the votes validly cast on the election of directors at the Annual Meeting. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

        Proposal No. 2—Approval, on an advisory basis, of the compensation of the Company's named executive officers.    Approval of the proposal to approve, on a non-binding advisory basis, the compensation of the Company's named executive officers requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against the proposal and broker non-votes are not taken into account in determining the outcome of the vote.

        Proposal No. 3—Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of the Company's named executive officers.    Approval, on a non-binding advisory basis, of the frequency (every one, two, or three years) of future advisory votes on the compensation of the Company's named executive officers will be determined by the frequency option that receives the highest number of votes cast in favor of such option. Abstentions and broker non-votes are not taken into account in determining the outcome of the vote.

Do I have appraisal rights in connection with either proposal?

        No action is proposed at the Annual Meeting for which the laws of the State of Delaware or other applicable law provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders' common stock.

Who can help answer my questions?

        If you need assistance in voting by telephone or over the Internet or completing your proxy card, or have questions regarding the Annual Meeting, please contact:

Computershare
462 South 4th Street, Suite 1600
Louisville, KY 40202
1-866-644-9951

 PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The Board has nominated the following individuals for election as Class II directors of the Company, to serve for three-year terms beginning at the Annual Meeting and expiring in 2022, and until either they are re-elected or their successors are elected and qualified:

James J. Kleckner
Michael C. Linn
Dheeraj Verma

        Messrs. Kleckner, Linn, and Verma are currently serving as directors of the Company. If Messrs. Kleckner, Linn, and Verma are elected to the Board, the size of the Board will remain at eight members. Biographical information for each nominee is contained in the "Directors and Executive Officers" section below.

        The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board recommends.

        The appointed proxies will vote your shares in accordance with your instructions and for the election of the director nominees unless you withhold your authority to vote for one or more of them.

Vote Required

        The election of directors in this Proposal No. 1 requires the affirmative vote of a plurality of the votes validly cast at the election. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.

Recommendation

        The Board unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

        After the Annual Meeting, assuming the stockholders elect the nominees of the Board as set forth in "Proposal No. 1—Election of Directors" above, the executive officers and directors of the Company will be the following:

Name	Age(3)	Position
James J. Kleckner	61	Chief Executive Officer, President and Director
Robert W. Howard	64	Executive Vice President & Chief Financial Officer
Christopher I. Humber	46	Executive Vice President, General Counsel & Secretary
Craig R. Walters	47	Executive Vice President & Chief Operating Officer
Charles D. Davidson(1)	69	Chairman of the Board
Roger L. Jarvis(1)(2)	65	Director
Michael C. Linn(1)(2)	67	Director
John R. Sult(2)	59	Director
S. Wil VanLoh, Jr.	48	Director
Dheeraj Verma	41	Director
Blake A. Webster	41	Director

(1)
Member of the Compensation Committee.

(2)
Member of the Audit Committee.

(3)
Ages listed are as of the date of the Annual Meeting.

        The Company's Board currently consists of eight members, and if the stockholders elect Messrs. Kleckner, Linn, and Verma to the Board, the Board will continue to consist of eight members. The Company's directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Davidson, Jarvis, and Webster are designated as Class I directors, and their terms of office expire in 2021. Messrs. Kleckner, Linn, and Verma are designated as Class II directors, and, assuming the stockholders elect them to the Board as set forth in "Proposal No. 1—Election of Directors" above, their terms of office expire in 2022. Messrs. Sult and VanLoh are designated as Class III directors, and their terms of office expire in 2020.

        Set forth below is biographical information about each of the Company's executive officers, directors and nominees for director.

        James J. Kleckner was appointed as our and Jagged Peak Energy LLC's President and Chief Executive Officer in March 2018 and has served as a member of our Board since January 2017. Mr. Kleckner retired from Anadarko Petroleum Corporation as its Executive Vice President, International and Deepwater Operations in August of 2016, a position he held since 2013, subsequent to which he evaluated potential opportunities prior to joining our Board. From 2007 to 2013, he served as a Regional Vice President, Operations for Anadarko. From 1999 through 2007 he held various vice president positions with Kerr McGee Corporation. Prior to that, Mr. Kleckner spent almost 20 years in operational and officer roles with Oryx Energy until its merger with Kerr McGee. Mr. Kleckner began his career in the oil and natural gas industry with Sun Oil Company and has held positions of increasing responsibility throughout the world, including management roles in the North Sea, South America, China, the Gulf of Mexico, and U.S. onshore. Mr. Kleckner currently serves on the board of Delonex Energy Limited. Mr. Kleckner holds a B.S. in Petroleum Engineering from the Colorado School of Mines. He is a member of the Society of Petroleum Engineers. He has served on the Industry and Advisory Board of the School of Energy Research at the University of Wyoming, the Petroleum Engineering Advisory Board at Colorado School of Mines, the Executive Board for the Colorado Oil and Gas Association, and the Executive Board for the Independent Petroleum Association of Mountain States.

        We believe that Mr. Kleckner's significant operational experience as an executive of other oil and gas companies brings essential skills and perspectives to our Board.

        Robert W. Howard was appointed as our Executive Vice President, Chief Financial Officer in September 2016. Mr. Howard has also served as Chief Financial Officer of Jagged Peak Energy LLC since April 2016. Prior to that, Mr. Howard served as Chief Financial Officer and Treasurer of Bill Barrett Corporation since March 2007. He served as Chief Financial Officer for Quantum Resources Management, a private oil and natural gas company headquartered in Denver, from May 2006 until March 2007. Previously, Mr. Howard served from January 2002 through May 2006 in various executive positions for Bill Barrett Corporation, including Executive Vice President—Finance and Investor Relations and Treasurer from February 2003 until May 2006 and as Chief Financial Officer from January 2002 until February 2003. From August 2001 until December 2001, Mr. Howard served as Vice President—Finance and Administration and a director of AEC Oil & Gas (USA) Inc. From 1984 through its sale in 2001, Mr. Howard served in various positions at Barrett Resources Corporation, including as Senior Vice President—Investor Relations and Corporate Development and Senior Vice President Accounting and Finance and Treasurer. He earned a B.B.A. in Comprehensive Public Accounting from the University of Wisconsin-Eau Claire.

        Christopher I. Humber was appointed as our and Jagged Peak Energy LLC's Executive Vice President, General Counsel & Secretary in November 2016. Prior to joining us, he was a consultant to us and other exploration and production companies since his March 2016 departure from Bonanza Creek Energy, Inc., where he served as its Executive Vice President, General Counsel and Secretary since August 2014 and its Senior Vice President, General Counsel and Secretary prior to that since that company's initial public offering in December 2011. Prior to that, Mr. Humber was a practicing attorney focusing on securities, mergers and acquisitions, and corporate finance matters for public and private companies as a partner with the law firm Kendall, Koenig & Oelsner PC in Denver, Colorado and an associate with the law firms Hogan & Hartson LLP (now Hogan Lovells US LLP) in Denver, Colorado and Arnold & Porter LLP in Washington, D.C. and McLean, Virginia. Mr. Humber graduated with high honors from Emory University School of Law, where he was Editor-in-Chief of the Emory Law Journal, and holds a Bachelor of Arts in Biology from the University of Colorado at Boulder.

        Craig R. Walters was appointed as our and Jagged Peak Energy LLC's Executive Vice President and Chief Operating Officer in February 2018. Prior to joining us, he served in various operational, technical and business development roles at Anadarko Petroleum Corporation from 1994 through November 2017, most recently as Vice President, Rockies Operations where he oversaw assets producing 330 MBoe/d net, including a very active multi-billion dollar unconventional development program in the DJ Basin. After leaving Anadarko, he evaluated potential opportunities prior to joining the Company. Mr. Walters holds a B.S. in Petroleum Engineering from the Colorado School of Mines. He is a licensed professional engineer and a member of the Society of Petroleum Engineers.

        Charles D. Davidson was appointed as a member of our Board in September 2016 and was named Chairman of the Board in March 2018. He served as a member of the board of directors of Jagged Peak Energy LLC from February 2016 until our IPO. Mr. Davidson is a Venture Partner with Quantum and serves on the firm's Investment Committee. He served as Chief Executive Officer of Noble Energy, Inc. from 2000 to 2014 and its Chairman from 2000 until his retirement in May 2015. Before joining Noble Energy, Inc., Mr. Davidson was Chairman, President, and Chief Executive of Vastar Resources, Inc., a publicly owned subsidiary of Atlantic Richfield Company ("ARCO"), which merged with BP in 2000. Prior to the formation of Vastar, he held a number of engineering, operations and executive assignments at

ARCO. Mr. Davidson is currently an independent director of Loews Corporation (NYSE: L) and is a member of the Society of Petroleum Engineers, the American Institute of Chemical Engineers and the All-American Wildcatters. During his career, he has served in various professional, industry and community organizations and has been presented with numerous industry awards and honors, including being named by the Harvard Business Review as one of the top 100 Best-Performing CEOs in the World. He holds a Bachelor's degree in Chemical Engineering from Purdue University and a Master's degree in Management from the University of Texas at Dallas.

        We believe that Mr. Davidson's extensive and highly successful experience as a chief executive officer and board member of a large public independent exploration and production company as well as his strong industry, financial, and governance knowledge bring important and valuable skills to our Board.

        Roger L. Jarvis was appointed as a member of our Board in January 2017. Between August 2012 and May 2016, he served as Chairman of Common Resources III LLC, a privately held company engaged in the business of exploration for and production of hydrocarbons in the United States, subsequent to which he evaluated potential opportunities prior to joining our Board. Mr. Jarvis previously served as Chairman of Common Resources II from May 2010 until its acquisition in August 2012 and at Common Resources LLC from 2007 until its acquisition in May 2010. He served as President, Chief Executive Officer and Director of Spinnaker Exploration Company, a natural gas and oil exploration and production company, from 1996 and as its Chairman of the Board from 1998, until its acquisition by Norsk Hydro ASA in December 2005. He served on the board of directors of National Oilwell Varco, Inc. from 2002 until May 2017 and, at various times throughout his tenure, on the audit, compensation, and nominating and governance committees of that company. Mr. Jarvis holds a B.S in Petroleum Engineering from the University of Tulsa.

        We believe that Mr. Jarvis, by serving as the chief executive officer and chairman of the board of a publicly traded company in the oil and gas industry for ten years, and as a result of his extensive experience in the oil and gas exploration and production industry, brings significant value to our Board. As a result of this extensive experience, Mr. Jarvis is very familiar with the strategic and project planning processes that impact our business. He has also gained valuable outside board experience from his tenure as a director of other public companies.

        Michael C. Linn was appointed as a member of our Board in January 2017. Mr. Linn is President and Chief Executive Officer of MCL Ventures LLC, a private oil, gas, and real estate investment firm he founded in October 2011, and is a Senior Advisor to Quantum a position he has held since August 2012. Mr. Linn founded Linn Energy, LLC ("LINN"), an independent oil and natural gas company, in 2003. He served as LINN's Executive Chairman from January 2010 to December 2011, Chairman and Chief Executive Officer from June 2006 to January 2010, and President and Chief Executive Officer from March 2003 to June 2006. Mr. Linn currently serves on the board of directors of Black Stone Minerals, L.P. (NYSE: BSM), on the board of directors and as chairman of the compensation committee for Nabors Industries, Ltd. (NYSE: NBR), and on the board of managers for Cavallo Mineral Partners, LLC. Mr. Linn previously served as a non-executive director and chairman of the SHESEC committee for Centrica plc. Mr. Linn currently serves as a member of the National Petroleum Council, Independent Petroleum Association of America ("IPAA"), and All-American Wildcatters and previously served as chairman and director of the Natural Gas Council, chairman of the IPAA and director of the Natural Gas Supply Association. Mr. Linn holds a B.A. in Political Science from Villanova University and a J.D. from the University of Baltimore School of Law.

        We believe that Mr. Linn's extensive experience as the chief executive officer and director of a large public independent exploration and production company, his experience serving as a director for numerous public and private energy companies, and his extensive industry knowledge, governance experience, and relationships, provide valuable resources to our Board.

        John R. "J.R." Sult was appointed as a member of our Board in January 2017. Mr. Sult served as Executive Vice President and Chief Financial Officer of Marathon Oil Corporation from September 2013 until August 2016. From 2005 through 2012, he held a variety of senior executive positions with El Paso Corporation ("El Paso"), including Executive Vice President and Chief Financial Officer. During that time, Mr. Sult also served in a variety of senior executive positions with El Paso Pipeline GP Company, L.L.C., the general partner of El Paso Pipeline Partners, L.P., including Executive Vice President, Chief Financial Officer, and director. Prior to joining El Paso, Mr. Sult served as Vice President and Controller of Halliburton Energy Services ("Halliburton"). Prior to joining Halliburton, Mr. Sult was an audit partner with Arthur Andersen LLP. He joined the board of directors of Dynegy, Inc. in 2012, where he served as audit committee chairman and joined the board of directors of Vistra Energy Corp. (NYSE: VST) in 2018 in connection with its merger with Dynegy, Inc. Since 2018, Mr. Sult has also served on the board of Brigham Minerals, Inc. He graduated from Washington & Lee University with a B.S. with Special Attainments in Commerce.

        We believe that Mr. Sult, through his experience in executive financial positions with large public companies, brings significant knowledge of accounting, capital structures, finance, financial reporting, strategic planning, and forecasting to our Board. In addition, Mr. Sult's qualification as an "audit committee financial expert" provides an essential skill set relevant to his service on our Board and as the Chairman of our Audit Committee.

        S. Wil VanLoh, Jr. was appointed as a member of our Board in September 2016, and served as a member of the board of directors of Jagged Peak Energy LLC from April 2013 until our IPO. Mr. VanLoh is the Founder and Chief Executive Officer of Quantum, which he founded in 1998. Quantum manages a family of energy-focused private equity funds, which, together with its affiliates, has had more than $16 billion of capital under stewardship. Mr. VanLoh is responsible for the leadership and overall management of the firm. Additionally, he leads the firm's investment strategy and capital allocation process, working closely with the investment team to ensure its appropriate implementation and execution. Prior to co-founding Quantum, Mr. VanLoh co-founded Windrock Capital, Ltd., an energy investment banking firm specializing in providing merger, acquisition, and divestiture advice to and raising private equity for energy companies. Prior to co-founding Windrock, Mr. VanLoh worked in the energy investment banking groups of Kidder, Peabody & Co. and NationsBank. Mr. VanLoh serves on the boards of a number of portfolio companies of Quantum, all of which are private energy companies. Mr. VanLoh holds a B.B.A. in Finance from Texas Christian University.

        We believe that Mr. VanLoh's extensive experience, both from investing in the energy industry since 1998 and serving as director for numerous private and public energy companies, brings important and valuable skills to our Board.

        Dheeraj "D" Verma was appointed as a member of our Board in January 2017. Mr. Verma is the President of Quantum, which he joined in 2008. Quantum manages a family of energy-focused private equity funds, which, together with its affiliates, has had more than $16 billion of capital under stewardship. Mr. Verma works with Mr. VanLoh in leading the firm's capital allocation process, charting the firm's investment strategy, and overseeing all investment activities, working closely with the Executive Team and investment team to ensure its appropriate implementation and execution. Prior to joining Quantum, Mr. Verma was a senior member of J.P. Morgan's Mergers & Acquisitions group in New York, where he advised clients on over forty announced transactions with over $200 billion of enterprise value. He holds a B.A./B.S. in Mathematics and Finance from Ithaca College and a Masters in International Management from the Thunderbird School of Global Management. Mr. Verma currently serves on the boards of a number of portfolio companies of Quantum, all of which are private energy companies.

        We believe that Mr. Verma's extensive experience, both from investing in the energy industry and serving as a director on numerous private energy company boards, brings important and valuable skills to our Board.

        Blake A. Webster was appointed as a member of our Board in September 2016, and served as a member of the board of directors of Jagged Peak Energy LLC from April 2013 until our IPO. Mr. Webster is currently a Managing Director with Quantum and has been with the firm since 2006. Mr. Webster participates in Quantum's investment activities, including investment sourcing, transaction structuring, and execution, and working closely with portfolio companies in developing and executing their business plans. Mr. Webster currently serves on the board of directors of several other Quantum portfolio companies. Prior to joining Quantum in 2006, Mr. Webster was an Associate with Morgan Stanley in its Global Energy and Utilities Equity Research group. Mr. Webster holds a B.A. from the University of Texas at Austin, an M.B.A. from Rice University and is a CFA charterholder.

        We believe that Mr. Webster's extensive experience, both from his roles in the energy industry and as a director for several Quantum portfolio companies, brings important and valuable skills to our Board.

 THE BOARD AND ITS COMMITTEES

Board of Directors

        Our Board is divided into three classes of directors, with each class equal in number as possible, serving staggered three-year terms. Our business is managed under the direction of the Board, with Mr. Davidson acting as Chairman. During 2018, our Board held ten meetings and each director attended at least 90% of all meetings of the Board and committees of which such director was a member during the period that such director was a member of such committee. As specified in our Corporate Governance Guidelines, directors are strongly encouraged, but not required, to attend the annual meeting of stockholders. All of the Company's directors attended the Company's annual meeting of stockholders in 2018.

        For so long as Quantum beneficially owns or controls more than 50% of the voting power of our issued and outstanding common stock, directors will generally be removable at any time, either for or without "cause," upon the affirmative vote of the holders of a majority of the outstanding shares of our issued and outstanding common stock entitled to vote generally for the election of directors. After Quantum no longer beneficially owns or controls more than 50% of the voting power of our issued and outstanding common stock, such directors will be removable only for "cause" upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our issued and outstanding common stock entitled to vote generally for the election of directors.

        The Company is party to a stockholders' agreement with Quantum, Management Holdco, and certain current and former officers and employees. The stockholders' agreement provides that Quantum has a right to designate a certain number of nominees to our Board so long as it and its affiliates collectively beneficially own at least 5% of the outstanding shares of our common stock. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement" below for further information.

        In evaluating director candidates, the Board assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills, expertise, and diversity that are likely to enhance the Board's ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Board to fulfill their duties. We are committed to ensuring we have a capable and effective Board and, when assessing new director candidates, give significant consideration to diversity of gender and ethnic background, which contributes to having a Board with a broad mixture of skills, experiences, and perspectives. Each of our directors holds office for the term for which such director was elected, and until such director's successor shall have been elected and qualified or until the earlier of such director's death, resignation, or removal.

Status as a Controlled Company

        Because Quantum beneficially owns a majority of our outstanding common stock, we are a controlled company under the New York Stock Exchange ("NYSE") corporate governance standards. A controlled company need not comply with NYSE corporate governance rules that require its board of directors to have a majority of independent directors and independent compensation and nominating and governance committees. Notwithstanding our status as a controlled company, we remain subject to the NYSE corporate governance standard that requires us to have an audit committee composed entirely of independent directors.

        If at any time we cease to be a controlled company, we will take all action necessary to comply with the rules, including appointing a majority of independent directors to our Board and ensuring we have a nominating and corporate governance committee subject to a permitted "phase-in" period. We will cease to qualify as a controlled company once Quantum ceases to control a majority of our voting stock.

Director Independence

        The Company's standards for determining director independence require the assessment of directors' independence each year. A director cannot be considered independent unless the Board affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

        The Board has assessed the independence of each non-employee director under the independence standards of the NYSE. The Board has determined that each of Messrs. Jarvis, Linn, and Sult is considered independent under the NYSE rules. In connection with its assessment of the independence of each non-employee director, the Board also determined that Messrs. Jarvis, Linn, and Sult are independent as defined in Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and under the standards set forth by the NYSE applicable to members of the audit committee. While Mr. Linn was appointed to the Board by Quantum pursuant to the stockholders' agreement between Quantum, the Company, Management Holdco, and certain current and former officers and employees, Mr. Linn is not an officer or employee of Quantum, and the Board has determined that Mr. Linn has no material relationship that would affect his independence status with the Company.

Audit Committee

        We currently have an audit committee (the "Audit Committee") of our Board. The members of the Audit Committee are Messrs. Sult (Chairman), Jarvis, and Linn. Mr. Kleckner was a member of the Audit Committee until his appointment as our President & Chief Executive Officer ("CEO") in March 2018. The Audit Committee was formed in connection with the IPO in January 2017 and held ten meetings in 2018, all of which included executive sessions without management present. The Board determined that each of Messrs. Jarvis, Linn, and Sult, are independent as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of an audit committee. The Board evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert. The Board determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Mr. Sult, is an "audit committee financial expert" as defined by the United States Securities and Exchange Commission (the "SEC").

        The Audit Committee oversees, reviews, acts on, and reports on various auditing, accounting, and internal control matters to our Board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants, and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the "Audit Committee Charter" that is posted on the Company's website at www.jaggedpeakenergy.com under the heading "Investor Relations" and the subheading "Corporate Governance." Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this Proxy Statement.

Compensation Committee

        While we are not currently required to do so because we are a "controlled company" within the meaning of the NYSE corporate governance standards, on February 15, 2017, our Board formed a compensation committee (the "Compensation Committee") which held five meetings in 2018. The members of the Compensation Committee are Messrs. Jarvis (Chairman), Davidson, and Linn. Mr. Kleckner was a member of the Compensation Committee until his appointment as our CEO in March 2018. The Compensation Committee's primary function is to evaluate the Company's compensation plans and programs for officers, including our CEO, and recommend such plans and programs to our Board for its approval. The Compensation Committee has the authority to delegate to its Chairman or any of its members any of the committee's responsibility, as it deems appropriate. Additional information regarding the functions performed by the Compensation Committee and its membership is set forth in the "Compensation Committee Charter" that is posted on the Company's website at www.jaggedpeakenergy.com under the heading "Investor Relations" and the subheading "Corporate Governance."

        While the Board has determined that Messrs. Jarvis and Linn are independent under the standards set forth by the NYSE, the Board has not made such a determination with respect to Mr. Davidson. Because we are a "controlled company" within the meaning of the NYSE corporate governance standards, we are not required to, and do not currently expect to, have a compensation committee comprised entirely of independent directors. If and when we are no longer a "controlled company" within the meaning of the NYSE corporate governance standards, the Compensation Committee will be required to be comprised entirely of independent directors.

Nominating and Corporate Governance Committee

        Because we are a "controlled company" within the meaning of the NYSE corporate governance standards, we are not required to, and do not currently expect to, have a nominating and corporate governance committee. If and when we are no longer a "controlled company" within the meaning of the NYSE corporate governance standards, we will be required to establish a nominating and corporate governance committee. We anticipate that such nominating and corporate governance committee would consist of three directors who will be independent under the NYSE corporate governance standards.

        Our full Board currently performs the duties of a nominating and corporate governance committee which include identifying, evaluating, and recommending qualified nominees to serve on our Board, developing and overseeing our internal corporate governance processes, and maintaining a management succession plan. Upon formation of a nominating and corporate governance committee to perform these duties, we would expect to adopt a nominating and corporate governance committee charter defining the committee's primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards.

Board Leadership

        In connection with the election of James J. Kleckner as the CEO in 2018, the Board decided to separate the Chairman and Chief Executive Officer roles and named Charles D. Davidson Chairman. This leadership structure permits the CEO to focus his attention on managing our business and allows the Chairman to function as an important liaison between management and the Board, enhancing the ability of the Board to provide oversight of the Company's management and affairs. Our Chairman provides input to our CEO and is responsible for presiding over the meetings of the Board and executive sessions of the non-employee directors, which we expect will be held at every regularly scheduled Board meeting in 2019. Our CEO is responsible for setting the Company's strategic direction and for the day-to-day leadership performance of the Company. Based on the current circumstances and direction of the Company and the experienced membership of our Board, our Board believes that separate roles for our Chairman and our CEO, coupled with strong corporate governance guidelines, is the most appropriate leadership structure for our Company and its stockholders at this time. As set forth in our Corporate Governance Guidelines, the Board will reevaluate this leadership structure on an ongoing basis.

Communications with the Board of Directors

        Stockholders or other interested parties can contact any director, any committee of the Board or our non-employee directors as a group, by writing to them c/o Secretary, Jagged Peak Energy Inc., 1401 Lawrence St., Suite 1800, Denver, Colorado 80202. Comments or complaints relating to the Company's accounting, internal accounting controls, or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

CORPORATE GOVERNANCE

Code of Ethics

        In connection with its oversight of our operations and governance, the Board has adopted, among other things, a Code of Business Conduct and Ethics to provide guidance to directors, officers, and employees with regard to certain ethical and compliance issues. The Board has also adopted a Financial Code of Ethics that contains ethical principles by which the Company's Chief Executive Officer, Chief Financial Officer, Controller, and other senior financial officers performing such functions are expected to conduct themselves when carrying out their duties and responsibilities. Our Code of Business Conduct and Ethics and our Code of Financial Ethics can be viewed on our website at www.jaggedpeakenergy.com under the heading "Investor Relations" and the subheading "Corporate Governance." We will disclose on our website any amendment or waiver of the Code of Business Conduct and Ethics or of the Financial Code of Ethics in the manner required by SEC and NYSE rules.

Corporate Governance Guidelines

        The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company's "Corporate Governance Guidelines" cover the following principal subjects:

  •
  the size of the Board;

  •
  qualifications and independence standards for the Board;

  •
  director responsibilities;

  •
  services on other boards;

  •
  term limits;

  •
  chairman of the Board;

  •
  meetings of the Board and of non-employee directors;

  •
  the Board's interaction with external constituencies;

  •
  compensation of the Board;

  •
  annual performance evaluation of the Board;

  •
  director orientation and continuing education;

  •
  attendance at the annual meeting of stockholders;

  •
  stockholder communications with directors;

  •
  committees of the Board;

  •
  director access to independent advisors and management;

  •
  management evaluation and succession planning; and

  •
  review of governance policies.

        The Corporate Governance Guidelines are posted on the Company's website at www.jaggedpeakenergy.com under the heading "Investor Relations" and the subheading "Corporate Governance." The Corporate Governance Guidelines are reviewed periodically and as necessary by the Board.

        The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Oversight of Risk Management

        The Board as a whole oversees the Company's assessment of critical business risks and the measures taken to manage such risks. For instance, the Board:

  •
  oversees the long-term strategic plans of the Company, and assesses risks and efforts to mitigate such risks that would cause the Company to fail to achieve its strategic goals;

  •
  reviews management's capital spending plans, approves the Company's capital budget and requires that management present for Board review significant departures from those plans;

  •
  oversees management of the Company's commodity price risk through regular review with executive management of the Company's derivatives strategy;

  •
  monitors the Company's liquidity profile and its compliance with the financial covenants contained in its borrowing arrangements; and

  •
  has established specific dollar limits on the commitment authority of members of senior management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

        The Audit Committee is responsible for overseeing the Company's assessment and management of financial reporting and internal control risks, as well as other financial risks. The Audit Committee is also responsible for discussing with management the Company's significant financial risk exposures and the actions management has taken to monitor and control such exposures. The Company's management, independent registered public accountants, and internal auditors report regularly to the Audit Committee on those subjects.

        We believe that our Board leadership structure supports its risk oversight function. Among other things, there is open and continuous communication between our management and our directors.

Stock Ownership Guidelines

        Our stock ownership guidelines for the Company's executive officers and directors have the features set forth below:

  •
  The value of Company stock required to be held equals (i) six times base salary for the CEO, (ii) three times base salary for other executive officers, and (iii) five times the annual cash retainer for directors;

  •
  Individuals have a five-year phase-in period from the date of their first equity grant under the 2017 Long Term Incentive Plan ("LTIP") in which to meet the ownership requirements;

  •
  Qualified holdings include stock owned directly, as well as unvested restricted stock units, but not performance stock units;

  •
  Once an individual meets the ownership requirements, that individual is considered compliant so long as they do not sell shares of common stock; and

  •
  The Board has discretion to impose sanctions for failure to comply with the foregoing guidelines.

 LEADERSHIP CHANGES

        In February 2018, the Company announced that its then current Chairman, President and Chief Executive Officer, Joseph N. Jaggers, would retire at the end of March 2018. Mr. Jaggers retired from the Company on March 30, 2018, and immediately following his retirement, James J. Kleckner, who was previously an independent director on the Board, was named the Company's President and Chief Executive Officer. Mr. Kleckner has remained on the Board. In addition, Charles D. Davidson assumed the role of Chairman of the Board immediately following Mr. Jaggers' retirement.

        In February 2018, the Company also announced that its then current Executive Vice President and Chief Operating Officer, J. Jay Stratton, Jr. had departed the Company effective February 26, 2018. Craig R. Walters was appointed by the Board to serve as the Company's Executive Vice President and Chief Operating Officer effective February 26, 2018.

 INDEPENDENT REGISTERED ACCOUNTING FIRM AND AUDIT FEES

        KPMG LLP ("KPMG") has served as the Company's independent registered public accounting firm since the inception of our Predecessor and has been retained to perform a review of our Periodic Report on Form 10-Q for the first quarter of 2019. The Audit Committee has the sole authority and responsibility to retain, evaluate, and replace the Company's independent public accountants. While the Company believes that ratification of the selection of the independent accountants by our stockholders is a matter of good corporate practice, we also believe that the periodic evaluation of our independent auditor relationship is prudent corporate practice in order to ensure the best possible service for the Company. Additionally, Public Company Accounting Oversight Board (United States) ("PCAOB") rules require the rotation of our audit firm's engagement partner every five years. The audit partner currently assigned to the Company's engagement will be required to rotate after the December 31, 2019 audit. Therefore, this year, the Audit Committee has instructed management to solicit proposals from several firms, including KPMG, to serve as the Company's independent auditor for fiscal year ending December 31, 2019. This process is currently ongoing and, for that reason, no ratification of our independent registered accounting firm is being submitted for stockholder vote in 2019. We anticipate that we will put forth a proposal to ratify our independent registered accounting firm at our annual meeting in 2020. The Audit Committee's decision to solicit proposals is not the result of any disagreement or dispute with KPMG regarding the Company's financial statements, internal controls, or accounting practices.

Audit and Other Fees

        The table below sets forth the aggregate fees billed by KPMG for the last two fiscal years:

	2018	2017
Audit Fees(1)	$1,296,129	$1,033,382
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,296,129	$1,033,382

(1)
Audit Fees consist of the aggregate fees billed for professional services rendered for audit procedures performed with regard to the Company's annual consolidated financial statements and, in 2018, internal controls over financial reporting, including reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including fees related to comfort letters and consents issued in conjunction with our securities offerings.

        The increase in fees from last year was primarily due to KPMG's inaugural audit of our internal controls over financial reporting.

        The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of the Company's independent registered public accounting firm. The Audit Committee also is directly responsible for evaluating the independent registered public accounting firm, reviewing and evaluating the lead partner of the independent registered public accounting firm, and overseeing the work of the independent registered public accounting firm. Audit Committee pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting.

        The Audit Committee pre-approved 100% of the services described in the table set forth above for the years ended December 31, 2018 and 2017. The duties of the Audit Committee are described in the "Audit Committee Charter" that is posted on the Company's website at www.jaggedpeakenergy.com under the heading "Investor Relations" and the subheading "Corporate Governance."

AUDIT COMMITTEE REPORT

Composition of the Audit Committee

        The members of the Audit Committee are John R. Sult (Chairman), Roger L. Jarvis, and Michael C. Linn. The Board has determined that all of the members of the Audit Committee are independent within the meaning of applicable SEC regulations and listing standards of the NYSE, and that Mr. Sult, the Chairman of the Audit Committee, is an "audit committee financial expert" within the meaning of SEC regulations. The Board has also determined that each member of the Audit Committee is financially literate within the meaning of the NYSE listing standards.

Primary Oversight Responsibilities

        Our management is responsible for establishing a system of internal controls, assessing such controls, and for preparing our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements and internal controls over financial reporting in accordance with standards of the PCAOB and issuing its reports based on its audit.

        Under the Audit Committee's charter, the primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as to, among other duties, the: (1) integrity of the Company's financial statements and the design and operational effectiveness of the Company's internal control over financial reporting; (2) Company's compliance with legal and regulatory requirements, to the extent they may materially impact the Company's financial statements, financial reporting process, accounting policies, or internal audit function; (3) Company's compliance with the Company's Corporate Code of Business Conduct and Ethics and Financial Code of Ethics; (4) qualifications, independence, and performance of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report on the Company's financial statements and internal controls over financial reporting; (5) audit of the Company's financial statements and internal controls over financial reporting performed by the independent registered public accounting firm; and (6) effectiveness and performance of the Company's internal audit function. The Audit Committee is also responsible for the appointment, compensation, and oversight of the Company's independent public accounting firm, and is involved in the selection of the lead audit partner.

Oversight of Independent Auditors

        In connection with the evaluation, appointment, and retention of the independent registered public accounting firm, each year, the Audit Committee reviews and evaluates the qualifications, performance, and independence of the independent registered public accounting firm and lead partner, including taking into account the opinion of management. In doing so, the Audit Committee considers a number of factors, including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; independence; the potential impact of changing independent registered public accounting firm; and the lead partner's capabilities and experience. Additionally, PCAOB rules require the rotation of our audit firm's engagement partner every five years. The audit partner currently assigned to the Company's engagement will be required to rotate after the December 31, 2019 audit. Therefore, the Audit Committee has decided to solicit proposals from several firms, including KPMG, to serve as the Company's independent auditor for the fiscal year ending December 31, 2019. While the Audit Committee believes that ratification of the selection of the independent accountants by our stockholders is a matter of good corporate practice, we also believe that the periodic evaluation of our independent auditor relationship is prudent corporate practice in order to ensure the best possible service for the Company. We anticipate that we will put forth a proposal to ratify our independent registered accounting firm at our annual meeting in 2020.

        The Audit Committee reviews in advance and pre-approves, explicitly, audit, and permissible non-audit services provided to us by our independent registered public accounting firm, and considers these services and the related fees when assessing the independence of the audit firm. The Audit Committee is also directly responsible for reviewing with the independent registered public accounting firm the plans and scope of the audit engagement and providing an open venue of communication between our management, the internal audit function, ethics and compliance function, the independent registered public accounting firm and the Board. The Audit Committee has discussed with management and KPMG such other matters and received such assurances from them as the Audit Committee deemed appropriate.

2018 Audited Financial Statements

        In connection with the preparation of the audited consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018:

  •
  The Audit Committee reviewed and discussed the audited financial statements and associated audit with the independent registered public accounting firm and management;

  •
  The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 "Communications with Audit Committees" as adopted by the PCAOB. In general, these auditing standards require the independent registered public accounting firm to communicate to the Audit Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; the independent registered public accounting firm's judgment about the quality of our accounting principles; significant audit risks identified and any changes from planned audit strategy; the use of specialists on the audit team; and issues for which the independent registered public accounting firm have consulted outside the engagement team; and

  •
  The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communication with the Audit Committee concerning independence, and has discussed the independent registered public accounting firm's independence with the independent registered public accounting firm. The Audit Committee also considered whether the independent registered public accounting firm's provision of non-audit services to us was compatible with maintaining their independence.

        Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated and combined financial statements for the year ended December 31, 2018 be included in our Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors
John R. Sult, Chairman Roger L. Jarvis, Member Michael C. Linn, Member

 PROPOSAL NO. 2—NON-BINDING ADVISORY RESOLUTION TO APPROVE THE
COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

Background

        The stockholders of the Company are entitled to cast a non-binding advisory vote at the Annual Meeting on the compensation of the Company's named executive officers. While this vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will take into consideration the outcome of the vote in connection with their ongoing evaluation of the Company's executive compensation program.

        As described more fully under "Compensation Discussion and Analysis" below, the Company's executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company's strategic direction and achieve the annual and long-term performance necessary to create stockholder value. The program also seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives, and long-term incentives.

        The Company has a pay-for-performance compensation philosophy and our executive compensation practices place a significant portion of each named executive officer's compensation at risk. In 2018, approximately 83% of the target compensation for our named executive officers employed at fiscal year-end, other than the CEO, was in the form of variable compensation which was "at risk" (i.e., annual cash incentive, performance-based equity, and time-vested equity). For the Company's CEO, this amount was 90% in 2018.

        Each of the named executive officers has been granted significant equity awards, including awards generally subject to ratable vesting over a period of years and performance stock units subject to multi-year performance periods, to provide a stake in the Company's long-term success. The Company also has stock ownership guidelines applicable to its named executive officers. The Company believes that this structure incentivizes our management team to maximize stockholder value and avoid unnecessary risks, as doing so affects directly the compensation to which they may be entitled.

        In light of the foregoing, the Company believes that the compensation of the named executive officers for 2018 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interests of the Company and its stockholders. Stockholders are being asked to vote on the following resolution:

        RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis," compensation tables and narrative disclosure in this Proxy Statement for the Company's 2019 Annual Meeting.

Vote Required

        The advisory vote in this Proposal No. 2 requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against the proposal and broker non-votes are not taken into account in determining the outcome of the vote.

Recommendation

        The Board unanimously recommends that stockholders vote FOR the resolution set forth in this Proposal No. 2.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee oversees the Company's compensation programs, policies, and practices. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors
Roger L. Jarvis, Chairman Charles D. Davidson, Member Michael C. Linn, Member

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

        The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid, awarded to, or earned by, our "named executive officers" or "NEOs" for the fiscal year ending December 31, 2018. As set forth in the table below, our NEOs for the 2018 fiscal year consisted of our principal executive officer (Mr. Kleckner), principal financial officer (Mr. Howard), and the only two other individuals who were serving as executive officers at fiscal year-end (Messrs. Humber and Walters), along with our former principal executive officer (Mr. Jaggers) and one individual who served as an executive officer at some point in 2018, but who was not serving as an executive officer at fiscal year-end (Mr. Stratton).

Name	Title
James J. Kleckner	Chief Executive Officer and President
Joseph N. Jaggers	Former Chairman, Chief Executive Officer, and President
Robert W. Howard	Executive Vice President and Chief Financial Officer
Christopher I. Humber	Executive Vice President, General Counsel, and Secretary
Craig R. Walters	Executive Vice President and Chief Operating Officer
J. Jay Stratton, Jr.	Former Executive Vice President and Chief Operating Officer

2018 Business Highlights

        Our Company delivered significant results and accomplishments in 2018:

  •
  Executed on strategic initiatives to improve full cycle rate of return on invested capital and capital efficiency;

  •
  Focused on safety and environmental impact minimization, which resulted in 0 employee Total Recordable Incident Rate ("TRIR") and 0.3 contractor Company recorded TRIR and overall spill reduction;

  •
  Successfully brought online 59 gross (48.0 net) wells, of which we operate 45 gross (42.4 net), all within the southern Delaware Basin, while reducing spud to spud cycle times by 6.8% drilling 9.4% longer laterals and increasing completion footage per day by 27%;

  •
  Increased total proved reserves by 44% to 118.9 MMBoe at December 31, 2018, and replaced 393% of 2018 production;

  •
  Increased average daily production by 102% to 34,207 Boe/d, comprised of 77% oil;

  •
  Secured a long-term 30,000 bopd contract with Trafigura Trading LLC to maintain flow assurance;

  •
  Increased production revenues 118% to $580.9 million;

  •
  Improved cash flow from operating activities to $427.7 million from $178.9 million; and

  •
  Increased our elected commitment under our credit facility from $425.0 million to $540.0 million; successfully completed the offering of $500.0 million aggregate principal amount of the 5.875% Senior Notes; and repaid our outstanding borrowings on our Amended and Restated Credit Facility with a portion of the proceeds from the issuance of the 5.875% Senior Notes.

Implementation of Post-IPO Compensation Structure and 2018 Compensation Highlights

        Shortly following the IPO in 2017, we began transitioning to a more standard public company compensation structure and have continued to do so in 2018. To this end, we have taken the following steps:

  •
  We formed the Compensation Committee in February 2017.

  •
  We engaged Meridian Compensation Partners LLC, an independent executive compensation consulting firm (the "Compensation Consultant"), to assist the Compensation Committee in transitioning our compensation structure to that of similarly situated public exploration and production peer companies; specifically to perform a thorough review of the Company's and other public exploration and production peer companies' executive compensation practices, and to design and help implement a pay-for-performance oriented compensation program for the Company's NEOs and other executive officers.

  •
  With the assistance of the Compensation Consultant, we formulated our peer group for compensation purposes in 2017.

  •
  We adjusted 2018 base salaries for our executives to be at market competitive levels.

  •
  We implemented a short-term incentive program ("STIP") in 2017 that we continued in 2018, that provides for a mix of clearly defined financial and operational metrics and individual performance components, with market-based award opportunities and direct linkage between earned compensation and Company and individual performance as more specifically described in the "Elements of Pay—STIP" section below.

  •
  For 2018, we modified the structure of our short-term cash bonuses to increase the portion based on quantitative Company performance metrics to 55%, with the remainder based on qualitative individual performance goals, and increased the focus on capital efficiency raising that element to 20% (from 10%) of the STIP (see "Elements of Pay—STIP").

  •
  In connection with the IPO, we adopted an omnibus equity incentive plan that permits the award of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards, substitute awards, and performance awards.

  •
  We implemented a long-term equity incentive grant program (the "LTIP") in 2017 that we continued in 2018, consisting of time-based and performance-based equity awards, to better align executive compensation with our stockholders and with the Company's long-term goals and objectives, described in the "Elements of Pay—LTIP" section below.

  •
  We adopted officer and director stock ownership guidelines and recently increased independent directors' stock ownership requirements to 5x their annual cash compensation.

  •
  We implemented an executive severance plan with severance terms at market competitive levels and our executives have relinquished their legacy employment agreements, if applicable. See the "Potential Payments Upon Termination or Change in Control" section below.

Compensation Best Practices

        We believe our executive compensation program is competitive, aligned with current governance trends, and contains stockholder-friendly features as outlined below:

Executive Compensation Practices Currently in Effect
Pay for Performance	Significant portion of our NEOs' total compensation is performance-based and at-risk. Our STIP is based on performance against key operational and financial metrics, as well as individual performance goals. A significant portion of the value derived by our equity grants is tied to the performance of our common stock.
Stock Ownership Guidelines	We maintain stock ownership guidelines for our executives and directors that are consistent with what we believe to be corporate governance best practices.
External Benchmarking	When making compensation decisions, we utilize survey data and peer group compensation reports provided by the Compensation Consultant.
Double-Trigger Change of Control Severance Benefits	Our severance plan provides for cash severance benefits only if an executive is actually or constructively terminated within eighteen months following a change in control.
Independent Compensation Consultant	Our Compensation Committee has directly engaged the Compensation Consultant, an independent executive compensation advisor.
Compensation Committee
Although we are currently not required to have a compensation committee comprised entirely of independent directors, the majority of the members of our Compensation Committee are independent under the standards set forth by the NYSE.

Executive Compensation Practices We Avoid
No Excessive Severance Benefits	Severance benefits under our severance plan are reasonable as compared to our peer companies.
No Golden Parachute Excise Tax Gross-Ups
We do not provide golden parachute excise tax gross-up payments to reimburse our executives for any tax obligations that would be incurred in connection with any payments or benefits payable in connection with a change in control.
No Excessive Perquisites or Benefits	We provide relatively modest perquisites that are consistent with our peer companies.
No Executive-Only Retirement Plans	We do not maintain any supplemental retirement plans which would limit eligibility to executives.
No Hedging or Pledging
Hedging transactions, short selling, short-term trading, pledging Company stock, and other transactions that may distract from or conflict with the long-term business objectives of the Company are strictly prohibited for all officers and directors of the Company under our Insider Trading Policy, other than in limited circumstances pre-approved by the Audit Committee.

Compensation Philosophy and Objectives

        In designing and administering our executive compensation program, our Compensation Committee is guided by an overall philosophy that emphasizes the following objectives:

  •
  Attract, retain, and reward talented and experienced executives in our industry, whose knowledge, skills, and performance are critical to our success.  Our philosophy is to attract, retain, and reward effective leaders by paying our executives competitively with our peers, with a majority of executive pay being earned over time and dependent on Company performance. In order to gauge whether our compensation structure is competitive with our peers, we evaluate the range of current industry compensation practices to provide external benchmarks that help to guide our executive compensation structure. Our Compensation Committee determines individual total compensation targets within this framework to provide compensation that correlates with the Company's relative performance to its peers. While we do not target a specific percentile of the peer market data, we start with the 50th percentile, or market median, and make appropriate adjustments based on experience, tenure, job responsibilities, and performance. This approach provides the flexibility needed to manage our executive compensation programs to meet our current business needs.

  •
  Align the interests of our executive officers with our stockholders' interests.  Our executive compensation programs should incentivize our executives to think like stockholders and take into account stockholder concerns. Accordingly, a substantial portion of our executive compensation is provided in the form of long-term equity incentives that tie executive pay to relative stock performance of our peer group. In addition, we require each of our NEOs to meet substantial stock ownership guidelines so that they have an investment in the Company and are incentivized to increase the value of that investment.

  •
  Pay for performance.  Our philosophy is to compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives. Our executives should get paid more when the Company and our stock performs well and less when the Company and our stock is not performing well. To create the link between pay and performance, a substantial amount of each of our NEOs' compensation is based on the Company's attainment of short-term goals and total stockholder return ("TSR") performance relative to our peers.

  •
  Ensure appropriate management of risk.  Our Compensation Committee believes that effective leadership in the oil and gas business requires taking prudent business risks while discouraging excessive risk-taking. To encourage this balance, our Compensation Committee has structured our compensation to include extended three-year vesting schedules on LTIP awards, and to base at least a portion of annual incentive awards on meeting strategic objectives regarding employee safety. Annually, the Compensation Consultant conducts an assessment of our compensation programs to ensure that our programs do not encourage executives to take inappropriate or excessive risks that could negatively impact the Company. In addition, we strictly prohibit hedging, pledging, or derivatives trading of Company stock except in limited circumstances approved by the Audit Committee. No such exceptions are currently in place.

        These objectives help guide our goal of an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards, and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers.

Compensation Setting Process

  Compensation Committee's Decision-Making Process

        Our Compensation Committee is guided by the compensation philosophy described above and utilizes the expertise and objectivity of the independent Compensation Consultant and competitive benchmarking to ensure our executive compensation programs continue to support our business objectives. Our Compensation Committee meets at least quarterly to evaluate and oversee our compensation programs in accordance with the Compensation Committee Charter and to otherwise help the Compensation Committee fulfill its responsibilities.

        The Compensation Committee's responsibilities include the following:

  •
  Assessing risks associated with our compensation programs;

  •
  Formulating key financial, operational, and strategic goals for the current year STIP that considers recommendations and input from the Compensation Consultant and management;

  •
  Selecting the peer group for the performance-based stock unit ("PSU") awards and compensation benchmarking;

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  Establishing targeted compensation for the NEOs, including base salary, STIP target award, and LTIP grant value, utilizing benchmarking data presented by the Compensation Consultant as a guide to setting competitive pay levels;

  •
  Assessing overall company performance against prior year's performance goals;

  •
  Assessing individual performance of each NEO, including the CEO;

  •
  Determining payout amounts for the prior year STIP based on the achievement of corporate and individual performance goals; and

  •
  Certifying results for outstanding PSU awards.

        With the support of the Compensation Consultant, the Compensation Committee recommends total compensation for each NEO, which is approved by the Board.

        Throughout the year, the Company's management provides updates on progress toward our STIP goals and relative TSR performance under outstanding PSU awards to the Compensation Committee. The Compensation Committee also receives updates on governance and regulatory trends and analysis and benchmarking provided by the Compensation Consultant, which the Compensation Committee uses as a reference point for assessing the competitiveness of our executive compensation programs. The survey data and peer group benchmarking analysis includes the 25th, 50th, and 75th percentiles for each component of compensation (base salary, STIP, and LTIP) and total compensation for the roles of each of our NEOs. Our Compensation Committee uses all the data points as guidance to allow for informed decisions. This approach provides flexibility to our Compensation Committee to address several different factors such as proficiency in role, scope of role, succession potential, and internal pay equity.

  Review of Executive Officer Compensation

        Our review of executive officer compensation encompasses both the structure of our executive compensation program and the targeted amount of compensation. When making compensation decisions, the Compensation Committee considers multiple sources of internal and external data. Comparative compensation information is one of several analytical tools that we use in setting executive compensation and the Compensation Committee utilizes its judgment in determining the nature and extent of its use of comparative companies. When exercising its discretion, the Compensation Committee may consider factors such as the nature of the officer's duties and responsibilities as compared to the corresponding position in the peer companies, the experience and value the executive brings to the role, the executive's performance results, the success demonstrated in meeting financial and other business objectives, the relationship of compensation earned compared to Company performance, and the impact on the internal equity of our pay structure within the Company.

  Timing of Compensation Decisions

        In November of each calendar year, the Compensation Committee begins its review of individualized, position-specific benchmarking compensation studies presented by the Compensation Consultant, which help the Compensation Committee make compensation decisions for the upcoming fiscal year. The Compensation Committee then determines base salaries and target incentive awards and establishes performance criteria prior to the end of the first quarter of the Company's new fiscal year. Following completion of the fiscal year (or performance period, as applicable), the Compensation Committee will determine the short-term incentive cash payouts for the NEOs. Additionally, following completion of the applicable performance period for long-term equity incentive awards, the Compensation Committee will determine what portion, if any, of such awards will be deemed earned and vested. Finally, the Compensation Committee reviews compensation on an as needed basis, including when new employees are hired, existing employees are promoted or terminated, or when other factors it deems relevant merit a compensation review.

  Role of the Independent Compensation Consultant

        The Compensation Committee has engaged the Compensation Consultant to help ensure that executive compensation programs are competitive and consistent with the Company's compensation philosophy and policies. In retaining the Compensation Consultant, the Compensation Committee considered the following:

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  The Compensation Consultant's reputation supporting other compensation committees and familiarity with our executive compensation program design;

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  Experience of the Compensation Consultant in the exploration and production industry;

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  Range of compensation services offered by the Compensation Consultant; and

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  Independence of the Compensation Consultant, considering the independence factors outlined by the SEC.

        Our Compensation Committee determined the scope of the engagement, which included:

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  Providing input into peer group identification and assessment;

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  Providing benchmarking on executive and outside director compensation for the Compensation Committee to use in its decision-making process;

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  Providing input into plan design discussions, performance measures for annual and long-term incentives, individual compensation actions, and other aspects of compensation (e.g., stock ownership guidelines);

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  Reviewing and providing feedback on the compensation-related disclosures in our proxy statement; and

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  Informing us about recent trends, best practices, and other developments affecting executive compensation.

        The Compensation Consultant does not provide any other services to the Company. The Compensation Consultant attended all Compensation Committee meetings, including executive sessions as requested. The Compensation Consultant on occasion met with the Chair of the

Compensation Committee or with members of management, including the CEO and Executive Vice President, General Counsel, in carrying out these duties, but reported exclusively to our Compensation Committee. The Compensation Committee determined that the Compensation Consultant's work in 2018 did not create any conflicts of interest and that the Compensation Consultant remains independent.

  Role of Management in Determining Executive Compensation

        The Compensation Committee considers input from the CEO when assessing overall company performance as well as individual performance of our other NEOs. The CEO recommends base salaries, annual incentive targets, and LTIP awards for the upcoming year and STIP awards for the prior year for such other NEOs. The CEO does not make recommendations regarding the CEO's own compensation. In the first quarter, the Compensation Committee meeting agenda includes a discussion of the CEO's performance evaluation. At that time, the Compensation Committee also engages in a dialogue with the CEO in order to develop and set his individual goals and objectives for the upcoming year.

        The Compensation Committee determines each element of the CEO's compensation with input from the Compensation Consultant. The Compensation Committee also determines each element of compensation for the other NEOs with input from the Compensation Consultant and the CEO. The CEO is not present during voting or deliberations concerning the CEO's own compensation.

  Determination of Peer Group

        Our Compensation Committee references a group of E&P industry companies to benchmark NEO and director compensation and evaluate the Company's TSR performance for PSUs. The peer group of companies consists of similarly sized, publicly traded oil and natural gas E&P companies that have similar operating and financial characteristics to us and represent the Company's primary competition for executive talent. With the assistance of the Compensation Consultant, our Compensation Committee reviews the composition of the peer group annually to ensure that companies remain relevant for comparative purposes.

        Based on input from the Compensation Consultant, we used the following peer group in 2017 and 2018 for the aforementioned purposes. Compensation benchmarking is determined with reference to survey data from the Compensation Consultant and compensation data disclosed in the peers' proxy statements. Our peer group for 2017 and 2018 included:

    1. Callon Petroleum Company

    2. Carrizo Oil & Gas, Inc.

    3. Energen Corporation

    4. Jones Energy, Inc.

    5. Laredo Petroleum, Inc.

    6. Matador Resources Company

    7. Oasis Petroleum Inc.

    8. Parsley Energy, Inc.

    9. PDC Energy, Inc.

    10. QEP Resources, Inc.

    11. RSP Permian, Inc.

    12. SM Energy Company

    13. Whiting Petroleum Corporation

    14. WPX Energy, Inc.

  Risk Oversight

        The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company's compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for the STIP and LTIP, and the multiyear vesting schedules for time-vested equity awards, encourage executives to maintain both a short and a long-term view with respect to Company performance. We have adopted Stock Ownership Guidelines applicable to our NEOs and directors and maintain an Insider Trading Policy that prohibits hedging, unless in limited circumstances pre-approved by the Audit Committee, pledging, and engaging in derivative transactions for all executives.

Overview of our Current Executive Compensation Program

  Elements of Pay

        As a result of the implementation of our post-IPO compensation structure, our executive compensation program currently provides for the following pay elements:

Compensation Element	Role in Total Compensation
Base Salary	• Provides fixed compensation;
• Recognizes each individual's skills, experience, and proficiency, and considers market competitive data and the relative value of the individual's role within the Company; and
• Attracts and retains executive talent.
Short-Term Incentive Program	• Rewards the achievement of annual Company quantitative key performance metrics and individual performance goals; and
• Motivates participants to meet or exceed short-term financial and operational objectives specific to each calendar year.
Long-Term Incentive Plan • Performance Stock Units • Restricted Stock Units • Management Holdco Units

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Rewards long-term performance, directly aligned with stockholder interests;

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Provides a strong performance-based equity component;

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Recognizes and rewards share performance relative to the industry peer group through PSUs based on relative TSR performance;

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Aligns compensation with sustained long-term value creation;

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Allows executives to acquire a meaningful and sustained ownership stake; and

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Fosters executive retention by vesting awards over multiple years.

Employee Benefits and Perquisites • Health & Welfare • Retirement • Other

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Provides industry-standard health and welfare benefits necessary to attract and retain talent;

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Provides financial security in the event of various individual risks;

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Allows employees to defer compensation on a tax-advantaged basis through our 401(k) plan; and

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Provides comparable industry standard employment benefits such as partial parking and cell phone reimbursement necessary to attract and retain talent.

Termination Benefits • Executive Severance Plan	• Attracts and retains executive talent in a competitive and changing industry; and • Ensures executives act in the best interests of stockholders in times of heightened uncertainty.

  2018 Compensation Mix

        Our pay-for-performance philosophy is demonstrated by the proportion of our NEOs' compensation that is variable or "at risk" based on our performance mix to the overall compensation package awarded to our NEOs. The charts below show the targeted fixed and variable or "at-risk" components awarded in February 2018 to our NEOs as a percentage of their total direct compensation. These charts are not a substitute for the "Summary Compensation Table," which includes amounts supplemental to target total direct compensation. For 2018, Mr. Kleckner's target compensation was 90% variable or "at-risk" and linked with Company performance. For the remaining NEOs employed at fiscal year-end, an average of approximately 83% of their target compensation was variable or "at-risk" and linked with Company performance. For Messrs. Kleckner and Walters, the variable LTIP includes their initial "load-up" equity grants.

2018 Target Compensation—Fixed vs. Variable/At-Risk Pay

2018 Components of Compensation

  Base Salary

        In determining base salary levels, the Compensation Committee considers each individual's skills, experience, proficiency, value of the role within the Company as well as competitive market data. We increased the base salaries of Messrs. Howard and Humber in 2018 based on the Compensation Consultant's analysis of base salaries paid by our peer companies, so that the base salaries of such NEOs continue to rank near the median level among our peers. As of December 31, 2018, the annualized base salary of each of our NEOs was as follows:

Executive(1)	2018 Base Salary ($)	2017 to 2018 Increase
James J. Kleckner	$750,000	—
Robert W. Howard	$478,500	13%
Christopher I. Humber	$395,000	10%
Craig R. Walters	$500,000	—

(1)
Due to their departure from the Company, the Compensation Committee did not increase 2018 base salaries for Messrs. Jaggers and Stratton. Messrs. Kleckner and Walters joined the Company in 2018.

  Short-Term Incentive Plan

  2018 STIP Targets

        For the 2018 STIP awards, award targets were set as a percentage of each current NEOs' base salary, with threshold and maximum opportunities available depending upon individual performance and Company performance against the pre-established performance criteria. Target STIP awards for the Company's current NEOs were set as follows:

Executive(1)	Target STIP Award as a Percentage of Base Salary
James J. Kleckner	100%
Robert W. Howard	90%
Christopher I. Humber	80%
Craig R. Walters	95%

(1)
Due to their departure from the Company, the Compensation Committee did not set 2018 STIP targets for Messrs. Jaggers and Stratton.

        Under the STIP, threshold performance against the Company performance metrics will result in payouts equal to 50% of target, while maximum performance (outperform) will result in payouts capped in the aggregate at 200% of target, with payouts between such benchmark levels generally distributed on a straight-line basis. Performance below the threshold level will result in no payouts.

  2018 STIP Performance Metrics

        The 2017 performance-based STIP was based 50% on the quantitative Company performance metrics specified below and 50% on the individual's qualitative performance for the year. For the 2018 STIP, the Compensation Committee recommended, and the Board approved, increasing the quantitative component to 55% and decreasing the individual qualitative components to 45% and, based on the increased importance of capital efficiency to our business, a restructuring of the metric weighting to place greater emphasis on capital efficiency, as shown in the table below.

        The quantitative performance metrics for the 2018 STIP (and respective weightings for each metric) were as follows:

Performance Metric	Description	2017 Metric Weight	2018 Metric Weight
Production	Average daily operated oil production	25%	25%
Capital Efficiency (per barrel of oil equivalent "BOE")	Capital associated with drilling and completions/year end PDP reserves additions and revisions	10%	20%
Lease Operating Expenses (per BOE)	Expenses incurred in operating and maintaining producing wells	10%	5%
Safety	Recordable employee safety incidents	5%	5%

  2018 STIP Performance Results

        In early 2019, the Compensation Committee evaluated the Company's performance relative to the quantitative measures described above and determined the results for 2018 were as follows:

Performance Metric	Threshold (50%)	Target (100%)	Outperform (200%)	Actual Results
Production (Bo/d)	20,456	22,729	25,002	24,722
Capital Efficiency (per BOE)	$18.84	$17.13	$15.42	$15.55
Lease Operating Expenses (per BOE)	$3.77	$3.43	$3.09	$3.40
Safety (Recordable Incidents)	2	1	0	0

        As a result, a quantitative portion of approximately 183% was achieved.

        For the qualitative metrics, the Compensation Committee considered, among other things, its subjective assessment of each individual's contributions to Company performance, operational execution and performance, rates of return, and the review and compensation recommendations of our CEO relating to NEOs other than himself.

        The Compensation Committee recommended, and the Board approved, a 135%, 130%, 100%, and 110% achievement of the qualitative portion for Messrs. Kleckner, Walters, Howard, and Humber, respectively. Mr. Kleckner's quantitative portion was based on his overall successful 2018 performance in building out the Company's staff, driving operational performance, and meeting or exceeding the goals set for him by the Compensation Committee. For Mr. Walters, the Compensation Committee considered the strong operational performance of the Company. The Compensation Committee considered Mr. Howard's role in increasing the Company's hedging program, expanding the credit facility, and executing a $500,000,000 bond offering. With respect to Mr. Humber, the Compensation Committee considered his success in achieving strategic and tactical goals of building out the human resources function and improving organization effectiveness throughout the leadership transition.

  Actual 2018 STIP Payouts:

        Actual STIP amounts paid in 2019 for 2018 performance were as follows:

Executive(1)	Actual STIP Award
James J. Kleckner	$916,678	(2)
Robert W. Howard	$628,260
Christopher I. Humber	$475,221
Craig R. Walters	$638,856	(2)

(1)
Due to their departure from the Company, Messrs. Jaggers and Stratton did not receive any 2018 STIP awards.

(2)
Includes compensation for partial year of service, with Mr. Kleckner's prorated to his March 30, 2018 start date and Mr. Walters' prorated to his February 26, 2018 start date.

  Long-Term Equity Incentives

        The Company provides several different long-term incentive equity awards to its senior management team, including Restricted Stock Units ("RSUs") and PSUs under the LTIP, and Series B Units in Management Holdco, as described in further detail below. While annual long-term incentive awards are generally in the form of RSUs and PSUs, Series B Units in Management Holdco remained following our IPO. The Board used these Series B Units to make one-time special grants to Messrs. Kleckner in March 2018 and Walters in February 2018 in connection with their hiring. All remaining Series B Units were granted in 2018.

  2018 Long-Term Incentive Award Amounts

        We typically determine the dollar value of the long-term incentives we want to deliver to the executive to place total target compensation competitive relative to market. The table below shows the grants and corresponding target value awarded to each named executive in February 2018, or in the case of Mr. Kleckner, March 2018.

Executive	Target Value ($)		PSUs Awarded (#)	RSUs Awarded (#)	Series B Units Awarded (#)
James J. Kleckner	6,000,000	(2)	212,314	35,386	176,929
Joseph N. Jaggers(1)	—		—	—	—
Robert W. Howard	1,850,000		75,944	75,944	—
Christopher I. Humber	1,000,000		41,051	41,051	—
Craig R. Walters	3,000,000	(2)	116,189	—	116,189
J. Jay Stratton, Jr.(1)	—		—	—	—

(1)
Due to their departure from the Company, Messrs. Jaggers and Stratton did not receive any 2018 LTIP grants.

(2)
Includes one-time, aggregate, initial equity incentive awards granted in connection the NEO's start of employment with the Company as follows: (i) in case of Mr. Kleckner, a grant of Series B Units in Management Holdco with an estimated grant date value of $2,500,000, and (ii) in case of Mr. Walters, a grant of Series B Units in Management Holdco with an estimated grant date value of $1,500,000.

  Restricted Stock Units and Performance Stock Units

        We believe that performance-based equity awards that are directly tied to stockholder return should be a significant portion of the LTIP. However, we also recognize the retentive value of time-based awards, and believe that well-rounded LTIP compensation is not only linked to stockholder return, but also provides executives with a certain amount of time-based awards so as to avoid incentivizing excessive risk taking. As such, in 2018, the Company granted equity awards to officers consisting of 50% RSUs and 50% PSUs, under and pursuant to the terms of our LTIP, provided that each of Messrs. Kleckner and Walters received a portion of their time-vesting incentive equity grant in the form of Series B Units in Management Holdco, as described in "Management Holdco Units" below.

        The following chart summarizes the features of the 2018 RSU grants to our NEOs.

Vesting	RSUs vest in equal annual increments on February 15 of each of 2019, 2020 and 2021, subject to the recipient's continued employment with the Company through each applicable vesting date.(1)
Settlement	Each vested RSU entitles the recipient to receive one share of the Company's common stock within 30 days of vesting.
Termination Rules

Upon termination of the recipient's employment without cause, resignation for good reason or due to death or disability, 50% of unvested RSUs become fully vested. In the event such termination occurs within 18 months of a change in control, 100% of unvested RSUs become fully vested. Upon a termination of the recipient's employment by the Company for cause or upon a voluntary resignation by the recipient without good reason, all unvested RSUs are automatically forfeited.

(1)
Timing of their start dates caused variance from the typical schedule as follows: (i) in the case of Mr. Kleckner, units will vest in equal annual increments on April 15 of each 2019, 2020, and 2021, and (ii) in the case of Mr. Walters, units will vest in equal annual increments on March 15 of each 2019, 2020, and 2021.

        The PSUs granted in 2018 will vest, if at all, based on the Company's TSR relative to the peer group for the performance period of March 1, 2018 through December 31, 2020. The following chart summarizes the features of the PSU grants to our NEOs.

Performance Measure—Relative TSR	The payout is based on the Company's TSR over the three-year performance period compared to the TSR of a group of peer companies over the same period. TSR combines share price appreciation and dividends paid, if any, to determine the total return to the stockholder. TSR is calculated pursuant to the formula (X+Y)/Z, where X is the difference between (i) the volume weighted average closing common stock price for the month of December 2020 minus (ii) the volume weighted average closing common stock price for the month of March 2018, Y represents all dividends paid in respect of the common stock during the performance period, and Z is the volume weighted average closing common stock price for the month of March 2018.
Vesting	PSUs vest at the end of a three-year performance period and are payable in shares of Company common stock within 30 days of vesting.
Peer Group
For awards with a 2018-2020 performance period, granted in February 2018, the peer group is outlined in the chart included in the section titled "Compensation Committee Procedures—Determination of Peer Group."
Performance Scale	The performance scale is based on the Company's percentile rank within the peer group, with linear interpolation between each point:
• 90th Percentile or above: 200% of target PSUs (maximum)
• 50th Percentile: 100% of target PSUs (target)
• 30th Percentile: 50% of target PSUs (threshold)
• Below 30th Percentile: 0% of target PSUs
In addition, in the event the Company's TSR for the performance period is negative, payout will be capped at 100% of target irrespective of the Company's relative TSR rank.
Termination Rules
Upon termination of the recipient's employment without cause, resignation for good reason or due to death or disability, 50% of unvested PSUs are retained by the recipient and will vest or be earned upon the achievement of the performance goal. In the event such termination occurs within 18 months of a change in control, the performance period shall be deemed to have ended as of the date of such change in control and the PSUs will vest based on the achievement of the performance goal as of such date. Upon a termination of the recipient's employment by the Company for cause or upon a voluntary resignation by the recipient without good reason, all unvested PSUs are automatically forfeited.

  Management Holdco Units

        Certain of our NEOs received or have been granted Series A Units or Series B Units of Management Holdco. Management Holdco was created in connection with the IPO, when we converted the value of certain management incentive units granted by our Predecessor into shares of our common stock. Management Holdco holds a portion of those shares. Each Unit of Management Holdco (whether Series A or Series B) corresponds to one share of the common stock held by Management Holdco. As each Unit vests, the employee will receive one share of our common stock from Management Holdco, subject to certain negotiated transfer restrictions. All of the Series A Units were issued in conjunction with the IPO to members of our management that held management incentive units in our Predecessor, and generally vest in equal installments on each of the first three anniversaries of the IPO effective date, so long as the holder remains continuously employed by us through each vesting date or as otherwise determined by the Board. In the event Series A Units are forfeited, such Series A Units would be reallocated to the other holders of Series A Units that are employed by the Company at the time of forfeiture.

        Series B Units were reserved for future issuance by Management Holdco and are subject to individually determined vesting schedules. As of December 31, 2018, there were no Series B Units available for issuance from Management Holdco. Certain terms regarding vesting, forfeiture, and the reallocation of forfeited Units are governed by and set forth in, and may be amended only in certain limited circumstances in accordance with, the Amended and Restated Limited Liability Company Agreement of Management Holdco ("Holdco Agreement"). In February 2018, the Company granted Messrs. Kleckner and Walters 176,929 and 116,189 Series B Units, respectively, which vest in equal annual increments over a three-year period on April 15 and March 15, respectively, of each 2019, 2020, and 2021.

        At such time as Quantum has sold or otherwise disposed of 95% or more of the Company's common stock held by Quantum at the time of the IPO, all outstanding Series A and Series B Units become vested. If a holder of Series A Units dies, becomes disabled, or terminates such holder's employment for good reason, all unvested Series A Units vest. If a holder of Series A Units' employment is terminated for cause, all unvested Series A Units would be forfeited and distributed to the remaining holders of Series A Units then employed by the Company. If a holder of Series A Units is terminated without cause or such holder voluntarily resigns without good reason, the Board has the sole and absolute discretion to determine the disposition of such holder's unvested Series A Units as set forth in the Holdco Agreement. If a holder of Series B Units is terminated without cause, resigns for good reason, dies, or becomes disabled, all unvested Series B Units become vested. Other terminations result in forfeiture of such Series B Units which are then distributed to the remaining holders of Series A Units then employed by the Company.

Other Considerations

  Employee Benefits and Perquisites

        We offer participation in broad-based retirement, health and welfare plans to all of our employees. We currently maintain a plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), where employees, including our NEOs, are allowed to contribute portions of their base compensation into a tax-qualified retirement account. We provide a matching contribution in amounts up to 6% of the employee's eligible compensation contributed by the employee to the plan, subject to the applicable limits imposed by the Code. We provide partial parking, cell phone reimbursement and non-discriminatory group-term life insurance benefits to all of our employees, including our NEOs, but otherwise do not provide for perquisites.

  Termination Benefits

        The Company maintains an Executive Severance Plan (the "Severance Plan") and has entered into employment letter agreements (the "Employment Letter Agreements") with its officers, which contain, among other things, information regarding salary, target STIP awards as a percentage of base salary, participation in the Severance Plan, vacation, holidays, sick days, 401(k) plan contributions, and other information regarding health and wellness benefits. Additionally, the Employment Letter Agreements include customary non-competition, non-solicitation, and confidentiality provisions. For additional information regarding the Severance Plan, see "Potential Payments Upon Termination or Change in Control" section below.

  Tax

        Our Compensation Committee considers tax and accounting rules and regulations when structuring the executive compensation paid to our NEOs, including the following:

  •
  Under Section 280G and Section 4999 of the Code, compensation that is granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to "excess parachute payments" and, to such extent, will be non-deductible by the Company and will be subject to a 20% excise tax payable by the executive. Our compensation arrangements do not provide for gross-ups for this excise tax.

  •
  Section 162(m) of the Code limits the amount of compensation in excess of $1,000,000 that the Company may deduct with respect to its chief executive officer and certain other highly compensated executive officers whose compensation is included in the Company's proxy statement. As a newly-public company, there are exceptions to the $1,000,000 limitation that may be applicable. However, deductibility of compensation under Code Section 162(m) is not guaranteed, particularly in light of the recently-enacted Tax Cuts & Jobs Act of 2017, and we may choose to pay nondeductible compensation if we deem it necessary or desirable to attract, retain and reward the executive talent necessary for our success.

  •
  Section 409A of the Code requires that nonqualified deferred compensation be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, the timing of payments and certain other matters. Failure to satisfy these requirements can expose our employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Our Compensation Committee endeavors to structure executive compensation in a manner that is either compliant with, or exempt from the application of, Section 409A of the Code, although there is no guarantee that any particular element of compensation will, in fact, be so compliant or exempt.

Summary Compensation Table

        The following table sets forth certain information with respect to compensation for the year ended December 31, 2018 earned by, awarded to or paid to our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
James J. Kleckner	2018	536,539	—	916,678	6,910,835	139,750	8,503,801
Chief Executive Officer and President
Joseph N. Jaggers	2018	249,011	—	—	—	54,483	303,494
Former Chairman, Chief Executive	2017	684,531		922,500	2,971,087	16,200	4,594,318
Officer and President(4)	2016	324,450	389,340	—	—	4,015,900	4,726,690
Robert W. Howard	2018	458,625	—	628,260	2,056,564	16,500	3,159,949
Executive Vice President and Chief
Financial Officer
Christopher I. Humber	2018	380,289	—	475,221	1,111,661	16,500	1,983,671
Executive Vice President, General	2017	345,231	—	308,300	2,308,978	16,200	2,978,709
Counsel & Secretary
Craig R. Walters	2018	403,846	—	638,856	3,206,816	16,500	4,266,019
Executive Vice President and Chief
Operating Officer
J. Jay Stratton, Jr.	2018	105,940	—	—	—	2,606,008	2,711,947
Former Executive Vice President	2017	171,731	—	95,042	3,743,817	100,000	4,110,589
and Chief Operating Officer(5)

(1)
Represents amounts paid under the STIP. The STIP is described in the "Elements of Pay—STIP" section above.

(2)
Represents the grant date fair value of equity-based compensation awards, which include RSUs, PSUs, and Series B Units of Management Holdco, as applicable.

The 2018 grants are described in "Elements of Pay—LTIP—Restricted Stock Units and Performance Stock Units" sections above. In accordance with SEC rules, the amounts reported in the above table reflect the aggregate grant date fair value of the stock awards, calculated in accordance with ASC Topic 718. The Company has elected to account for forfeitures in compensation expense as they occur. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements, as set forth in Note 5 to the financial statements included in the Annual Report on Form 10-K filed with the SEC on February 28, 2019. Messrs. Jaggers and Stratton did not receive any equity-based awards in 2018. The grant date fair values of RSUs reflected in this column for Messrs. Kleckner, Howard, Humber, and Walters, respectively, are $500,004; $940,946; $508,622; and $0. The grant date fair values of PSUs reflected in this column for Messrs. Kleckner, Howard, Humber, and Walters, respectively, are at the "target" level (100%) of $3,910,824; $1,115,617; $603,039; and $1,706,816. If instead we assume that the maximum (200%) level of performance conditions will be achieved, the value of the PSU awards at the grant date for Messrs. Kleckner, Howard, Humber, and Walters, respectively, are $7,821,648, $2,231,235; $1,206,078; and $3,413,633. In addition, Messrs. Kleckner and Walters received awards of Series B Units of Management Holdco, with grant date fair values of $2,500,007 and $1,500,000, respectively.

(3)
"All Other Compensation" includes, among other things, the matching contributions paid under our 401(k) plan. We also provide partial parking and cell phone reimbursement benefits to all of our employees, including our NEOs, that are not disclosed as perquisites because the total amount of such perquisites does not exceed the applicable disclosure threshold for any NEO. "All Other Compensation" for 2018 also includes, (i) for Mr. Kleckner, $100,000 paid as a relocation allowance and $23,250 in director fees for service prior to his appointment as CEO, and (ii) for Mr. Jaggers, $23,131 for leased aircraft for members of Mr. Jaggers' family to fly to Denver for his retirement party.

In addition, for 2018, "All Other Compensation" represents the following severance benefits, as described in further detail in the "Separation Agreements with Departed Executives" section below, with respect to Mr. Jaggers: an amount of approximately $14,851, representing the value of reimbursement of Mr. Jagger's costs to remain on the Company's health care plans pursuant to COBRA for 9 months; and, with respect to Mr. Stratton: (i) $1,786,000 in severance pay, representing two times his annual salary and bonus, (ii) an amount of approximately $799,945, representing the market value of 65,681 RSUs that were accelerated, and (iii) an amount of approximately $13,707, representing the value of reimbursement of Mr. Stratton's costs to remain on the Company's health care plans pursuant to COBRA.

For 2016, "All Other Compensation" also represents advances made in respect of management incentive units in our Predecessor held by Mr. Jaggers in 2016. Prior to our IPO, our Predecessor, Jagged Peak Energy LLC, offered long-term incentives to our executive officers and other employees through the grants of management incentive units in Jagged Peak Energy LLC. In 2016, advances were made to holders of these management incentive units in respect of their outstanding management incentive units (the "MIU Advance"). Mr. Jaggers received $4,000,000 related to the MIU Advance.

(4)
Mr. Jaggers departed from the Company effective March 30, 2018.

(5)
Mr. Stratton departed from the Company effective February 26, 2018.

2018 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2018 with respect to our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
						Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards(2) ($)
									All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/sh)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James J. Kleckner	3/30/2018		375,000	750,000	1,500,000	—	—	—	—	—	—	—
	3/30/2018	(3)	—	—	—	—	35,386	—	—	—	—	500,004
	3/30/2018	(4)	—	—	—	106,157	212,314	424,628	—	—	—	3,910,824
	3/30/2018	(5)	—	—	—	—	—	—	176,929	—	—	2,500,007
Joseph N. Jaggers(6)	—		—	—	—	—	—	—	—	—	—	—
Robert W. Howard	3/02/2018		239,250	430,650	957,000	—	—	—	—	—	—	—
	3/02/2018	(3)	—	—	—	—	75,944	—	—	—	—	940,946
	3/02/2018	(4)	—	—	—	37,972	75,944	151,888	—	—	—	1,115,617
Christopher I. Humber	3/02/2018		197,500	316,000	790,000	—	—	—	—	—	—	—
	3/02/2018	(3)	—	—	—	—	41,051	—	—	—	—	508,622
	3/02/2018	(4)	—	—	—	20,525	41,051	82,102	—	—	—	603,039
Craig R. Walters	2/26/2018		250,000	475,000	1,000,000	—	—	—	—	—	—	—
	2/26/2018	(4)	—	—	—	58,094	116,189	232,378	—	—	—	1,706,816
	2/26/2018	(5)	—	—	—	—	—	—	116,189	—	—	1,500,000
J. Jay Stratton, Jr.(6)	—		—	—	—	—	—	—	—	—	—	—

(1)
Represents threshold at 50%, target at 100%, and maximum at 200% of cash awards payable under the STIP.

(2)
Represents FASB ASC 718 grant date fair value of equity-based compensation awards, which include RSUs, PSUs, and Series B Units in Management Holdco, as applicable. PSUs are listed at target.

(3)
Represents RSU awards under the LTIP. Grant date fair value is computed by multiplying the number of RSUs awarded by the closing price of the Company's stock on the grant date, which was $12.39 per share with respect to RSUs granted to Messrs. Howard, and Humber. The grant date fair value for Messrs. Kleckner and Walters utilized the closing price of the Company's stock on the date service began, which was $14.13 and $12.91 per share, respectively.

(4)
Represents PSU awards under the LTIP. Grant date fair value is computed by multiplying the number of PSUs awarded by the grant date fair value as computed utilizing a Monte Carlo analysis, which was $14.69 per share in the case of Messrs. Howard, Humber, and Walters and $18.42 in the case of Mr. Kleckner. Estimated future value is based on the achievement of a relative TSR performance goal with threshold at 50%, target at 100%, and maximum at 200%.

(5)
Represents awards of Series B Units in Management Holdco. Grant date fair value is computed by multiplying the number of Series B Units in Management Holdco awarded by the closing price of the Company's stock on the date service began, which was $14.13 per share with respect to Series B Units in Management Holdco granted to Mr. Kleckner and $12.91 per share with respect to Series B Units in Management Holdco granted to Mr. Walters.

(6)
Due to their departure from the Company, Messrs. Jaggers and Stratton did not receive 2018 grants of plan-based awards.

Outstanding Equity Awards at 2018 Fiscal Year End

        The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of December 31, 2018. The market value of the shares in the following table is the fair value of such shares at December 31, 2018.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
James J. Kleckner	3/30/2018	35,386	(2)	322,720	—		—
	3/30/2018	176,929	(5)	1,613,592	—		—
	3/30/2018	—		—	106,157	(3)	968,152
Joseph N. Jaggers(4)	—	—		—	—		—
Robert W. Howard	3/02/2018	75,944	(2)	692,609	—		—
	3/02/2018	—		—	37,972	(3)	346,305
	4/14/2017	34,412	(2)	313,837
	4/14/2017				25,809	(3)	235,374
	3/14/2016	642,537	(6)	5,859,937	—		—
Christopher I. Humber	3/02/2018	41,051	(2)	374,385	—		—
	3/02/2018	—		—	20,525	(3)	187,193
	4/14/2017	18,352	(2)	167,370	—		—
	4/14/2017	58,927	(5)	537,414	—		—
	4/14/2017	—		—	13,764	(3)	125,532
Craig R. Walters	2/26/2018	116,189	(5)	1,059,644	—		—
	2/26/2018	—		—	58,095	(3)	529,822
J. Jay Stratton, Jr.(7)	—	—		—	—		—

(1)
The market value of these shares is based on the closing price of the Company's common stock on December 31, 2018 ($9.12 per share), the last trading day of the fiscal year.

(2)
Reflects RSUs granted in 2017 and 2018, as applicable, which, for the 2017 grants, vest over the two remaining years of 2019 and 2020 in equal installments, and, for the 2018 grants, vest over the next three years of 2019, 2020, 2021 in equal installments.

(3)
Reflects outstanding PSUs the vesting of which is contingent upon the achievement of a relative TSR performance goal. Values shown are for achievement of the performance goal at the threshold level. For a description of the PSUs granted in 2018, see "Elements of Pay—LTIP—Restricted Stock Units and Performance Stock Units."

(4)
Upon his departure, Mr. Jaggers forfeited unvested equity under the LTIP and retained his Series A Units, as described in the "Potential Payments Upon Termination or Change in Control—Separation Agreements with Departed Executives" section below.

(5)
Reflects Series B Units of Management Holdco which vest for (i) Mr. Humber over two years in installments of 40,575 on February 1, 2019 and 18,352 on February 1, 2020, (ii) Mr. Kleckner over three years in equal increments on April 15 of 2019, 2020, and 2021, and (iii) Mr. Walters over three years in equal increments on March 15 of 2019, 2020, and 2021.

(6)
Reflects Series A Units of Management Holdco which vest over two years in equal installments on February 1, 2019 and February 1, 2020. These Series A Units were received in connection with the IPO when we converted the value of management incentive units in Jagged Peak Energy LLC into shares of our common stock. The management incentive units were originally issued to Mr. Howard at the start of his employment in 2016.

(7)
Upon his departure, the vesting of certain shares held by Mr. Stratton was accelerated and all other remaining equity was forfeited. See the "Potential Payments Upon Termination or Change in Control—Separation Agreements with Departed Executives" section below.

Stock Vested

        The following table sets forth certain information with respect to the vesting of stock-based compensation awards during the fiscal year ended December 31, 2018 with respect to our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
James J. Kleckner(3)	13,936	188,415
Joseph N. Jaggers(4)	2,619,587	33,444,885
Robert W. Howard	338,475	4,294,100
Christopher I. Humber	49,752	632,048
Craig R. Walters	—	—
J. Jay Stratton, Jr.	65,681	766,497

(1)
The number of shares includes RSUs and Series A and B Units of Management Holdco that vested in 2018.

(2)
The value of the RSUs and Series A and B Units of Management Holdco that vested in 2018 is determined by multiplying the number of units vested by the market value of the Company's stock on the vesting date.

(3)
Represents RSUs received by Mr. Kleckner in 2017 in connection with his service as a director which vested in 2018.

(4)
Figures include 34,412 RSUs and 2,585,175 Series A Units of Management Holdco held by Mr. Jaggers individually and Jaggers Investments, LLLP, with a market value as of February 15, 2018, that vest in 2019 and 2020 in accordance with the Holdco Agreement, as described in the "Potential Payments Upon Termination or Change in Control—Separation Agreements with Departed Executives" section below.

Potential Payments Upon Termination or Change in Control

Separation Agreements with Departed Executives

        Pursuant to a Separation Agreement and General Release (the "Stratton Separation Agreement"), dated as of February 28, 2018, between the Company and Mr. Stratton entered into in connection with Mr. Stratton's departure, Mr. Stratton received $1,786,000 in severance pay, representing two times his annual salary and STIP payment, vested in 65,681 RSUs, and received reimbursement of his costs to remain on the Company's health care plans pursuant to COBRA for up to 18 months. Pursuant to the Stratton Separation Agreement, Mr. Stratton waived any rights to additional equity of the Company and Management Holdco in exchange for the Company's waiver of certain of Mr. Stratton's non-competition and non-solicitation obligations. Mr. Stratton also granted certain releases of and waivers to the Company and other related parties.

        Pursuant to a Separation Agreement and General Release (the "Jaggers Separation Agreement"), dated as of March 30, 2018, between the Company and Mr. Jaggers entered into in connection with Mr. Jaggers' retirement from the Company, Mr. Jaggers retained 1,292,587 Series A Units in Management Holdco, and Jaggers Investments, LLLP retained 430,862 Series A Units in Management Holdco (collectively, the "Retained Units"). The Retained Units are released to Mr. Jaggers on the schedule set forth in the Holdco Agreement. Mr. Jaggers also received reimbursement of his costs to remain on the Company's health care plans pursuant to COBRA for nine months following his last day of employment. In addition, Mr. Jaggers is subject to certain non-competition and non-solicitation obligations for a period of three years following his separation. Mr. Jaggers also waived any rights to additional equity of the Company and Management Holdco, including any unvested equity under the LTIP, other than the Retained Units and granted certain releases of and waivers to the Company and other related parties.

Severance Plan

        The Severance Plan provides for the payment of severance and change in control benefits to eligible executives. Each executive is classified as a Group 1, Group 2, or Group 3 executive in the executive's Employment Letter Agreement, and the severance and change of control obligations are determined based on this group classification. Messrs. Kleckner, Humber, and Walters are Group 2 executives and Mr. Howard is a Group 1 executive. Mr. Jaggers was classified as a Group 1 executive and Mr. Stratton was classified as a Group 2 executive. Group 1 executives are not entitled to cash severance payments. Generally, under the Severance Plan, if a Group 2 executive is terminated (i) by the Company without "cause," (ii) by the executive for "good reason," or (iii) in the case of death or "disability" (each a "Qualifying Termination"), Group 2 executives will receive a lump sum cash payment in an amount equal to 200% of (i) the executive's then current base salary; and (ii) the greater of (A) the annual average of all short-term incentive awards received by the executive in the previous two completed fiscal years and (B) the executive's current target bonus. Additionally, upon a Qualifying Termination, all participants will be paid any accrued obligations and will also receive subsidized COBRA premiums for a pre-determined period of time (18 months in the case of Group 1 and 2 executives).

        With respect to equity awards under the LTIP, upon a Qualifying Termination, 50%, or if such termination is within 18 months following a "change of control," 100%, of all unvested time-vested equity awards held by such executive will become vested immediately prior to the termination date. Upon a Qualifying Termination, all retained performance vested equity will generally remain outstanding until the end of the respective performance period and be earned based on actual performance during such period. Notwithstanding the previous sentence, if the Qualifying Termination is within 18 months of a change in control, the performance period of all performance-vested equity awards will be deemed to have ended and such awards will be measured and paid out as of the date of the change in control, regardless of whether the executive is terminated.

        Termination payments are generally subject to the executive's execution of a release agreement, the form of which is attached to the Severance Plan, and such payments may be suspended or required to be paid back to the Company in the event of a breach of any post-termination obligations of the executive set forth in the executive's Employment Letter Agreement.

Holdco Agreement

        The Holdco Agreement provides that Group 1 Members, such as Mr. Howard, will receive 100% of their unvested Series A Units in the event of the termination of their employment due to death, disability, or a resignation for good reason, or a Quantum Monetization (defined as when Quantum sells or otherwise disposes of 95% of the Company Quantum received in the IPO). In the case of a termination of a Group 1 Member without Cause or if such Group 1 Member voluntarily resigns without good reason, the Board has the sole and absolute discretion to determine the disposition of such Group 1 Member's unvested Series A Units. If a Group 1 Member's employment is terminated for cause, all unvested Series A Units would be forfeited and distributed to the remaining holders of Series A Units then employed by the Company. If certain holders of Series B Units, such as Messrs. Kleckner, Humber, and Walters, are terminated without cause, resign for good reason, die, or becomes disabled, or a Quantum Monetization occurs, all unvested Series B Units held by such holder become vested. Terminations of such holders for cause or resignation without good reason result in forfeiture of such holder's Series B Units which are then distributed to the remaining holders of Series A Units then employed by the Company.

Change of Control Excise Tax Provision

        The Company currently provides no income tax gross-up or excise tax gross-up pursuant to taxes that may be imposed on "excess parachute payments" within the meaning of Section 280G and Section 4999 of the Code. The Severance Plan provides that if it is determined that any payment or distribution by the Company to or for the executive's benefit would constitute an "excess parachute payment," the Company will either (1) pay the total amount to the executive who would be responsible for the 20% excise tax; or (2) reduce the executive's payments such that the executive receives no "excess parachute payments," whichever amount would give the executive the greater benefit on a net, after-tax basis. Although the Company would be denied a tax deduction for such excess parachute payments under alternative (1) above, the Committee believes the cost to the Company would be minimal as a percentage of the entire value of the change of control transaction.

Estimated Termination and Change in Control Benefits

        The following table sets forth quantitative estimates of the benefits that would have been received by each of our NEOs if they experienced a termination of employment under various circumstances on December 31, 2018. The amounts below reflect potential payments pursuant to the Severance Plan. Messrs. Jaggers and Stratton departed from the Company in 2018 and are, therefore, not included in the following table. See the "Separation Agreements with Departed Executives" section above for description of the severance benefits actually received by Messrs. Jaggers and Stratton.

Name	Payment Type	Termination Upon Death or Disability ($)	Termination for Cause ($)	Termination without Cause or Resignation for Good Reason ($)	Termination without Cause or Resignation for Good Reason in connection with a CIC ($)
James J. Kleckner	Cash Payment(1)	3,000,000	—	3,000,000	3,000,000
	Equity(2)	2,743,104	—	2,743,104	3,872,616
	COBRA(3)	22,103	—	22,103	22,103
	TOTAL	5,765,207	—	5,765,207	6,894,719
Robert W. Howard	Cash Payment(1)	0	—	0	0
	Equity(2)	6,944,839	—	6,944,839	8,029,740
	COBRA(3)	17,263	—	17,263	17,263
	TOTAL	6,962,102	—	6,962,102	8,047,003
Christopher I. Humber	Cash Payment(1)	1,573,521	—	1,573,521	1,573,521
	Equity(2)	1,121,017	—	1,121,017	1,704,619
	COBRA(3)	24,745	—	24,745	24,745
	TOTAL	2,719,283	—	2,719,283	3,302,885
Craig R. Walters	Cash Payment(1)	1,950,000	—	1,950,000	1,950,000
	Equity(2)	1,589,466	—	1,589,466	2,119,287
	COBRA(3)	21,479	—	22,136	22,136
	TOTAL	3,561,602	—	3,561,602	4,091,423

(1)
Other than under column "Termination for Cause," for Messrs. Kleckner, Humber, and Walters, represents an amount, payable in a cash lump sum, equal to 200% of the sum of (i) the executive's then current base salary and (ii) the greater of (A) the annual average of all short-term incentive awards received by the executive in the previous two completed fiscal years and (B) the executive's current target bonus. Mr. Howard is not entitled to a cash severance payment.

(2)
Under the columns "Termination Upon Death or Disability" and "Termination without Cause or Resignation for Good Reason," amounts represent the estimated market value as of December 31, 2018 of (i) acceleration of 50% of the executive's unvested time-vested equity awards under the LTIP, (ii) the current estimated value of 50% of the executive's unvested PSUs, and (iii) 100% vesting of the executive's Series A or B Units under the Holdco Agreement. In the event of a termination without cause under the Holdco Agreement, treatment of unvested Series A Units is at the Board's discretion. One-half of each NEOs' performance vested equity remains outstanding and is earned based on actual performance at the end of such performance period. If the termination event occurred on December 31, 2018, for Messrs. Kleckner, Howard, Humber, and Walters, amounts include (i) $161,360; $503,223; $270,878; and $0 representing the value of accelerated RSUs under the LTIP; (ii) $968,152; $581,678; $312,725; and $529,822 representing the value of PSUs under the LTIP, assuming a relative and absolute TSR and per share value as of the date of termination, and (iii) $1,613,592; $5,859,937; $537,414; and $1,059,644 of Series A or B Units, as applicable. Under the column "Termination without Cause or Resignation for Good Reason in connection with a CIC," amounts represent the estimated market value as of December 31, 2018 of (i) acceleration of all Series A or B Units pursuant to a Quantum Monetization as defined under the Holdco Agreement, and (ii) both the (A) acceleration of all of the executive's unvested time-vesting equity awards and (B) vesting of the executive's performance-vesting awards, assuming a relative and absolute TSR as of the date of the change in control. For Messrs. Kleckner, Howard, Humber, and Walters, amounts include (i) $322,720; $1,006,447; $541,755; and $0 representing the value of RSUs under the LTIP, (ii) $1,936,304; $1,163,356; $625,450; and $1,059,644 representing the value of PSUs under the LTIP, and (iii) $1,613,592; $5,859,937; $537,414; and $1,059,644 of Series A or B Units, as applicable.

(3)
Represents an estimated value of subsidized COBRA premiums for a period of 18 months.

Director Compensation

        Our Board adopted a director compensation policy in connection with the IPO, pursuant to which each director who is not an employee of the Company or Quantum receives an annual cash retainer of $55,000, a cash payment of $1,500 for each board meeting attended, and $1,000 for each committee meeting attended, and an annual equity grant of $135,000 that generally vests approximately one-year after grant on the date immediately prior to the date of our annual meeting. In addition, the Chairman of the Audit Committee and Chairman of the Compensation Committee each receive an additional cash retainer of $20,000 and $15,000, respectively. Directors who are also our employees or employees of Quantum do not receive any additional compensation for their service on the Board.

        The table below summarizes the compensation paid to each director who was not an employee of the Company or Quantum for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total Compensation ($)
Roger L. Jarvis	98,500	135,000	233,500
James J. Kleckner(2)	23,250	—	23,250
Michael C. Linn	81,000	135,000	216,000
John R. Sult	101,000	135,000	236,000

(1)
In accordance with SEC rules, the amounts reported in the above table reflect the aggregate grant date fair value of the stock awards, calculated in accordance with ASC Topic 718. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements, as set forth in Note 5 to the financial statements included in the Annual Report on Form 10-K filed with the SEC on February 28, 2019.

As of December 31, 2018, the aggregate number of unvested RSUs held by our directors was as follows: Mr. Jarvis, 10,251 RSUs; Mr. Linn, 10,251 RSUs; and Mr. Sult, 10,251 RSUs.

(2)
Represents directors' fees received prior to Mr. Kleckner's appointment as our CEO.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee was a current or former officer or employee of the Company. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Equity Compensation Plan Information

        The following table summarizes information related to our equity compensation plans under which our equity securities are authorized for issuance as of December 31, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted-Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)(1)
Equity compensation plans approved by security holders(2)	2,250,513	(3)	—	18,949,487
Equity compensation plans not approved by security holders(4)	6,701,910		—	0

Total	8,952,423		—	18,949,487

(1)
The number of securities remaining available for future issuances has been reduced by the number of securities to be issued in respect of RSUs subject to time vesting and PSUs assuming maximum achievement of the performance goal.

(2)
In connection with the IPO, the Company adopted the LTIP, which allowed the Company to grant up to 21,200,000 equity-based compensation shares to employees, consultants, and directors of the Company and its affiliates who perform services for the Company. The LTIP provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, performance awards, and other types of awards.

(3)
Includes 691,363 shares of common stock to be issued based upon continuous employment and the maximum achievement of the performance goal as described in the LTIP and associated award agreements. These shares have been excluded from the weighted average exercise price calculation.

(4)
In connection with the IPO, the Company converted the value of the management incentive units into shares of its common stock as described above in "LTIP—Management Holdco Units." The terms of vesting, forfeiture, and the reallocation of forfeited management incentive units are governed by and set forth in the Holdco Agreement.

PROPOSAL NO. 3—NON-BINDING ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our stockholders as to the frequency with which stockholders will have an opportunity to provide an advisory vote with respect to the compensation of our executive officers. Stockholders have the option of selecting a frequency of one, two, or three years, or abstaining. For the reasons described below, we recommend that our stockholders select a frequency of say-on-pay vote every one year.

        The structure and terms of our executive compensation program are designed to support long-term value creation. Since the completion of the IPO in February 2017, we continue to review and develop our executive compensation program on a go-forward basis. We believe that an annual vote will allow stockholders to better assess our executive compensation program in relation to our long-term performance. One of the key objectives of our executive compensation program is to attempt to ensure that management's interests are aligned with our stockholders' interests over the long term.

        The Company believes that an annual vote will provide us with the time to thoughtfully respond to stockholders' sentiments and implement any necessary changes. We therefore believe that an annual vote is an appropriate frequency to provide management and our Compensation Committee sufficient time to consider stockholders' input and to implement any appropriate changes to our executive compensation program.

        Regardless of the outcome of the say-on-frequency vote, we intend to continue to consider input from our stockholders during the period between stockholder votes. We seek and are open to input from our stockholders regarding Board and governance matters, as well as our executive compensation program, and have made attempts to ensure there are avenues for our stockholders to submit comments to the Company.

Vote Required

        Approval of Proposal No. 3 will be determined by the frequency option that receives the highest number of votes cast in favor of such option.

        If you fail to vote or submit a proxy, fail to instruct your broker to vote, or mark your proxy or voting instructions to abstain, it will have no effect on Proposal No. 3, assuming that a quorum exists.

Recommendation

        The Board unanimously recommends that stockholders vote for the approval, on a non-binding advisory basis, of a vote on executive compensation "EVERY ONE YEAR."

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common stock as of April 1, 2019, by:

  •
  each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

  •
  each of our directors and director nominees;

  •
  each of our named executive officers; and

  •
  all of our directors, director nominees and executive officers as a group.

        Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the 5% or more stockholders, directors or named executive officers, as the case may be. The mailing address for the Company's directors and named executive officers is c/o Jagged Peak Energy Inc., 1401 Lawrence St., Suite 1800, Denver, Colorado 80202. As of April 1, 2019, 213,354,886 shares of our common stock were outstanding.

Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned
5% or Greater Stockholders:
Q-Jagged Peak Energy Investment Partners, LLC(2)	146,337,026		68.7%
T. Rowe Price Associates, Inc.(3)	14,154,019		6.6%
Wellington Management Group LLP(4)	11,824,247		5.6%
Directors and Named Executive Officers:
James J. Kleckner	104,709	(6)	*	%
Joseph N. Jaggers	5,225,297	(7)	2.5%
Robert W. Howard	1,805,987		*	%
Craig R. Walters	38,730		*	%
Christopher I. Humber	69,834		*	%
J. Jay Stratton, Jr.	65,681	(8)	*	%
Charles D. Davidson	11,000		*	%
S. Wil VanLoh, Jr.(2)(5)	0		0%
Blake A. Webster	0		0%
Roger L. Jarvis	34,187		*	%
Michael C. Linn	24,187		*	%
John R. Sult	49,187		*	%
Dheeraj Verma	0		0%
All current directors and executive officers as a group (Eleven Persons)	2,090,234		*	%

*
Less than 1%.

(1)
The amounts and percentages of common stock beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock, except to the extent this power may be shared with a spouse.

(2)
QEM V, LLC ("QEM V LLC") is the managing member of Q-Jagged Peak Energy Investment Partners, LLC ("Q-Jagged Peak"). QEM V LLC may be deemed to share voting and dispositive power over the securities held by Q-Jagged Peak and may also be deemed to be the beneficial owner of these securities. QEM V LLC disclaims beneficial ownership of such securities in excess of its pecuniary interest in the securities. Any decision taken by QEM V LLC to vote, or to direct to vote, and to dispose, or to direct the disposition of, the securities held by Q-Jagged Peak has to be approved by a majority of the members of its investment committee, which majority must include S. Wil VanLoh, Jr. Therefore, Mr. VanLoh may be deemed to share voting and dispositive power over the securities held by Q-Jagged Peak and may also be deemed to be the beneficial owner of these securities. Mr. VanLoh disclaims beneficial ownership of such securities in excess of his pecuniary interest in the securities. The number of shares reflected in the table above as beneficially owned by Q-Jagged Peak does not include 6,701,910 shares held by Management Holdco and certain of the Management Members, which are subject to the terms of the stockholders' agreement, pursuant to which, among other things, Management Holdco and the Management Members party thereto will agree to vote all of their shares of common stock in accordance with the direction of Quantum. As a result of the stockholders' agreement, Q-Jagged Peak may be deemed to beneficially own the shares of common stock held by Management Holdco and such Management Members. Q-Jagged Peak disclaims beneficial ownership of such securities in excess of its pecuniary interest therein. The mailing address for Q-Jagged Peak is 1401 McKinney St., Suite 2700, Houston, Texas 77010.

(3)
The number of shares held was obtained from the Schedule 13G filing made by T. Rowe Price Associates, Inc. ("T. Rowe") with the SEC dated February 14, 2019, which reports ownership as of December 31, 2018. Based solely on the Schedule 13G filed with the SEC by T. Rowe, as of that date, T. Rowe is a registered investment advisor. The Schedule 13G filed by T. Rowe indicates that they have the sole power to vote or direct the vote of 3,139,557 shares of our Common Stock, shared power to vote or direct the vote of 0 shares of our Common Stock, sole power to dispose or direct the disposition of 14,154,019 shares of our Common Stock, and shared power to dispose or direct the disposition of 0 shares of our Common Stock. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)
The number of shares held was obtained from the Schedule 13G filing made by Wellington Management Group LLP ("Wellington Management Group"), Wellington Group Holdings LLP ("Wellington Group Holdings"), Wellington Investment Advisors Holdings LLP ("Wellington Investment Advisors") and Wellington Management Company LLP ("Wellington Management Company", and together with Wellington Management Group, Wellington Group Holdings and Wellington Investment Advisors, the "Wellington Group") with the SEC dated February 12, 2019, which reports ownership as of December 31, 2018. Based solely on the Schedule 13G jointly filed with the SEC by the Wellington Group, as of that date, Wellington Management Group is a parent holding company of certain holding companies and registered investment advisors, and all of the securities covered by the Schedule 13G are owned legally by clients of those registered investment advisors and none are owned directly or indirectly by the Wellington Group. The Schedule 13G filed by the Wellington Group indicates that they have the sole power to vote or direct the vote of 0 shares of our Common Stock, shared power to vote or direct the vote of 3,541,243 shares of our Common Stock, sole power to dispose or direct the disposition of 0 shares of our Common Stock, and shared power to dispose or direct the disposition of 11,824,247 shares of our Common Stock. The address of each member of the Wellington Group is 280 Congress Street, Boston, Massachusetts 02210.

(5)
QEM V LLC is the managing member of Q-Jagged Peak. Any decision taken by QEM V LLC to vote, or to direct to vote, and to dispose, or to direct the disposition of, the securities held by Q-Jagged Peak has to be approved by a majority of the members of its investment committee, which majority must include Mr. VanLoh. Therefore, Mr. VanLoh may be deemed to share voting and dispositive power over the securities held by Q-Jagged Peak and may also be deemed to be the beneficial owner of these securities. Mr. VanLoh disclaims beneficial ownership of such securities in excess of his pecuniary interest in the securities.

(6)
Includes 58,977 of Series B Units and 11,796 RSUs subject to vest within 60 days of April 10, 2019.

(7)
Reflects shares held personally by Mr. Jaggers as well as by Jaggers Investments, LLLP as of Mr. Jaggers' retirement from the Company on March 30, 2018.

(8)
Reflects shares held by Mr. Stratton as of his departure from the Company on February 28, 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Historical Transactions with Affiliates

        Quantum employs certain members of our Board and had significant capital interests in our Predecessor. As of December 31, 2018, Quantum owned 68.6% of our common stock.

        Quantum owns a 41.5% interest in Oryx Midstream Services, LLC (together with Oryx Southern Delaware Holdings LLC, "Oryx"). Jagged Peak Energy LLC, has a 12-year oil gathering agreement with Oryx whereby Oryx provides midstream gathering services to us. Under that agreement, we have the right to designate, and have designated, a third-party shipper to market our crude oil. During the year ended December 31, 2018, we paid Oryx $23.24 million in transportation fees pursuant to this agreement. In addition, during the year ended December 31, 2018, we paid fees to Oryx of $0.89 million for the purchase and maintenance of related equipment.

        Quantum also owns a 62% interest in Phoenix Lease Services, LLC ("Phoenix"), and an indirect interest in Trident Water Services, LLC ("Trident"), a wholly owned subsidiary of Phoenix. We regularly lease frac tanks and other oil field equipment from Phoenix, and we regularly use water transfer services provided by Trident. We are under no obligation to use either provider, and both provide services only when selected as a vendor in our normal bidding process. During the year ended December 31, 2018, we paid aggregate fees to Phoenix and Trident of approximately $0.36 million and $0.46 million, respectively. At December 31, 2018, we had outstanding payables to Oryx and Trident of approximately $2.60 million, collectively.

        Further, Messrs. James T. Jaggers, Jonathan E. Jaggers, and Joseph N. Jaggers, IV, sons of Mr. Joseph N. Jaggers, our former Chairman, Chief Executive Officer and President, were employed by us for some or all of 2018 as Reserves Manager, Facilities Engineer, and District Superintendent, respectively. Mr. Jonathan E. Jaggers departed from the Company on September 14, 2018. Messrs. James T. Jaggers, and Joseph N. Jaggers, IV departed from the Company on February 15, 2019. During the year ended December 31, 2018, consistent with market compensation for their services, Messrs. James T. Jaggers, Jonathan E. Jaggers, and Joseph N. Jaggers, IV earned approximately $356,227, $93,219, and $302,389, respectively, in aggregate compensation, including (i) salary, (ii) annual cash bonuses in respect of 2018 paid in early 2019 for Mr. James T. Jaggers and Joseph N. Jaggers, IV only, and (iii) 401(k) match. In addition, each of Messrs. James T. Jaggers, Jonathan E. Jaggers, and Joseph N. Jaggers, IV previously received certain long-term incentives in the form of management incentive units, which, upon our IPO, converted into vested common stock of the Company and unvested Series A Units of Management Holdco which will be released following their departures on the schedule set forth in the Holdco Agreement.

Corporate Reorganization

        Pursuant to the terms of certain reorganization transactions that were completed prior to the closing of the IPO, we indirectly acquired all of the membership interests in our Predecessor in exchange for the issuance of all of our issued and outstanding shares of common stock (prior to the issuance of shares of common stock in the IPO) to our existing owners, including Q-Jagged Peak Energy Investment Partners, LLC and the Management Members.

Registration Rights Agreement

        In connection with the closing of the IPO, we entered into a registration rights agreement with Quantum and certain of our existing stockholders, including certain members of our management team. Pursuant to the registration rights agreement, we agreed to register the sale of shares of our common stock under certain circumstances.

Demand Rights

        Quantum (or its permitted transferees) has the right to require us by written notice to prepare and file a registration statement registering the offer and sale of a certain number of its shares of common stock. Generally, we are required to file such registration statement within 15 days of such written notice. Subject to certain exceptions, we will not be obligated to effect a demand registration within 90 days after the closing of any underwritten offering of shares of our common stock.

        We are also not obligated to effect any demand registration in which the amount of common stock to be registered has an aggregate value of less than $50 million. Once we became eligible to effect a registration on Form S-3, any such demand registration may be for a shelf registration statement. We will be required to use all commercially reasonable efforts to maintain the effectiveness of any such registration statement until all shares covered by such registration statement have been sold.

        In addition, Quantum (or its permitted transferees) has the right to require us, subject to certain limitations, to effect a distribution of any or all of its shares of common stock by means of an underwritten offering. In general, any demand for an underwritten offering (other than the first requested underwritten offering made in respect of a prior demand registration, a requested underwritten offering made concurrently with a demand registration or a requested underwritten offering for less than certain specified amounts) shall constitute a demand request subject to the limitations set forth above.

Piggyback Rights

        Subject to certain exceptions, if at any time we propose to register an offering of common stock or conduct an underwritten offering, whether or not for our own account, then we must notify Quantum and the Management Members (or their permitted transferees) of such proposal at least five business days before the anticipated filing date or commencement of the underwritten offering, as applicable, to allow them to include a specified number of their shares in that registration statement or underwritten offering, as applicable.

Conditions and Limitations; Expenses

        These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Stockholders' Agreement

        In connection with the IPO, we entered into a stockholders' agreement with Quantum, Management Holdco and the Management Members. Summaries of certain material terms of the stockholders' agreement are set forth below.

Voting and Governance Matters

        Among other things, the stockholders' agreement provides that Management Holdco and the Management Members party thereto will vote all of their shares of common stock in accordance with the direction of Quantum.

        Further, the stockholders' agreement provides Quantum with the right to designate a number of nominees (each, a "Quantum Director") to our Board such that:

  •
  at least a majority of the directors on the board are Quantum Directors for so long as Quantum and its affiliates collectively beneficially own at least 50% of the outstanding shares of our common stock;

  •
  at least 35% of the directors of the board are Quantum Directors for so long as Quantum and its affiliates collectively beneficially own less than 50% but at least 25% of the outstanding shares of our common stock;

  •
  at least one director of the board is a Quantum Directors for so long as Quantum and its affiliates collectively beneficially own less than 25% but at least 5% of the outstanding shares of our common stock; and

  •
  once Quantum and its affiliates collectively own less than 5% of our common stock, Quantum will not have any board designation rights.

        Pursuant to the stockholders' agreement, we, Management Holdco, and the Management Members party thereto are required to take all necessary action, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election of the nominees designated by Quantum. Further, we, Quantum, Management Holdco, and the Management Members party thereto are required to take all necessary action, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause our Board to include our Chief Executive Officer.

        The rights granted to Quantum to designate directors are additive to and not intended to limit in any way the rights that Quantum or any of its affiliates may have to nominate, elect, or remove our directors under our amended and restated certificate of incorporation, amended and restated bylaws or the Delaware General Corporation Law.

Transfer Restrictions

        Additionally, the stockholders' agreement contains several provisions relating to the sale of our common stock by certain of the Management Members. Specifically, the Management Members have agreed not to transfer any shares of our common stock, subject to certain exceptions, prior to the third anniversary of the closing of the IPO. Such restrictions on transfer shall not apply, however, to shares received by such Management Members in respect of any capital interests that such Management Members held in Jagged Peak Energy LLC prior to the corporate reorganization effectuated prior to the IPO, nor shall such restrictions on transfer apply to certain specified numbers of shares of our common stock received by such Management Members in respect of the management incentive units held by such Management Members prior to the corporate reorganization. Further, in certain circumstances, such restrictions shall cease to apply to any such Management Member in the event of his termination or resignation of employment. Such restrictions no longer apply to pledges of Mr. Jaggers' shares.

Indemnification for Officers and Directors

        Our certificate of incorporation and bylaws provide indemnification rights to our directors and officers and permit us to purchase insurance on behalf of any officer, director, employee, or other agent for any liability arising out of that person's actions as our officer, director, employee, or agent, regardless of whether Delaware law would mandate indemnification. Additionally, we have entered into separate indemnity agreements with our directors and officers to provide additional indemnification benefits, including the right to receive, in advance, reimbursements for expenses incurred in connection with a defense for which the director or officer is entitled to indemnification. We believe that the limitation of liability provisions in our certificate of incorporation, bylaws and the indemnity agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Procedures for Approval of Related Party Transactions

        We have a written policy for the review and approval of transactions with related parties (the "Related Persons Transactions Policy"). Additionally, our Audit Committee Charter provides that the Audit Committee shall review, approve or ratify any "related party transaction" as set forth in the Related Persons Transactions Policy. A "Related Party Transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A "Related Person" means:

  •
  any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

  •
  any person who is known by us to be the beneficial owner of more than 5% of our common stock;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a director, executive officer, or a beneficial owner of more than 5% of our common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer, or beneficial owner of more than 5% of our common stock; and

  •
  any firm, corporation, or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and holders of more than 10% of the common stock are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. If requested, the Company assists its executive officers and directors in complying with the reporting requirements of Section 16(a) of the Exchange Act.

        Based solely on a review of the reports furnished to the Company or on written representations from reporting persons that all reportable transactions were reported, the Company believes that, during the fiscal year ended December 31, 2018, the Company's executive officers and directors and owners of more than 10% of the Company's common stock timely filed all reports they were required to file under Section 16(a) of the Exchange Act, except (i) Forms 4 for Messrs. Howard and Humber and Shonn Stahlecker, our Controller, reporting their annual 2018 RSU grants of 75,944, 41,051, and 13,342 RSUs, respectively, were filed ten business days late, (ii) a Form 4 for Mr. Kleckner reporting his initial grant of 35,386 RSUs was filed eight business days late, and (iii) a Form 4 reporting the sale of 31,250 shares for Mr. Howard was filed eighteen business days late.

Stockholder Proposals

        Any proposal that a stockholder wishes to include in proxy materials for our 2020 annual meeting of stockholders must be received no later than December 12, 2019, and must be submitted in compliance with SEC Rule 14a-8. Proposals should be directed to Jagged Peak Energy Inc., Attn: Secretary, 1401 Lawrence St., Suite 1800, Denver, Colorado 80202.

        Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2020 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.09 of our bylaws, and must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. In the case of the 2020 annual meeting of stockholders, the notice must be delivered between January 8, 2020 and February 7, 2020. However, the bylaws also provide that if the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered by the day following the day on which public announcement of the date of such meeting is first made by the Company. All such proposals must be an appropriate subject for stockholder action under applicable law and must otherwise comply with our bylaws.

        Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any stockholder proposal at the address listed above after February 25, 2020, that is intended to be presented at the 2020 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

Solicitation of Proxies

        Solicitation of proxies may be made via the Internet, by mail, personal interview, or telephone by officers, directors, and regular employees of the Company. They will not receive any additional compensation for these activities. Also, brokers, banks, and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly, and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks, and other nominees, fiduciaries, and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock. The Company will bear all costs of solicitation.

Stockholder List

        In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Denver, Colorado, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

HOUSEHOLDING INFORMATION

        The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as "householding," is intended to reduce the volume of duplicate information stockholders receive and reduce expenses for companies. Both the Company and some of our intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our annual report and proxy statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written or oral request to us at our phone number or address appearing on the cover of this Proxy Statement, to the attention of the Corporate Secretary. If you hold your shares through an intermediary that is householding and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

 OTHER MATTERS

        As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 7, 2019:

        A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, AND THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018 IS AVAILABLE FREE OF CHARGE UPON REQUEST TO THE COMPANY AT 1401 LAWRENCE ST., SUITE 1800, DENVER, COLORADO 80202, ATTENTION: SECRETARY.

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING, AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Christopher I. Humber
Executive Vice President, General Counsel & Secretary

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., MST, on May 6, 2019. Online Go to www.envisionreports.com/JAG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. www.envisionreports.com/JAG Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q specified in Proposal 3 be held every ONE YEAR. + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - James J. Kleckner 02 - Michael C. Linn 03 - Dheeraj Verma For Against Abstain 1 Year 2 Years 3 Years Abstain 2. Approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. 3. Approve, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 0311SD B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and that the advisory vote 2019 Annual Meeting Proxy Card

2019 Annual Meeting of Jagged Peak Energy Inc. Stockholders May 7, 2019, 8:00 a.m. Central Time Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/JAG q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 2019 Annual Meeting of Stockholders Robert W. Howard or Christopher I. Humber, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Jagged Peak Energy Inc. to be held on May 7, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed, FOR Proposal 2 and that the advisory vote specified in Proposal 3 be held every ONE YEAR. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + Proxy — Jagged Peak Energy Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/JAG